Execution Version

Exhibit 10.36

EQUITY INTEREST PURCHASE AGREEMENT

by and among

U.S. PHYSICAL THERAPY, LTD., as Buyer

MSO METRO LLC, as the Company,

THE EQUITYHOLDERS OF THE COMPANY SIGNATORY HERETO, as Sellers

AND

MICHAEL G. MAYRSOHN, as Sellers’ Representative

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		26

4.1	Organization; Power	26
4.2	Authorization	27
4.3	No Conflict; Required Filings and Consents	27
4.4	Investment	27
4.5	Legal Proceedings	27
4.6	No Exclusion.	28
4.7	Available Funds	28
4.8	Solvency	28
4.9	Brokerage	28

ARTICLE V. PRE-CLOSING COVENANTS		28

5.1	Conduct of Business by the Company	28
5.2	Access to Information	28
5.3	Consents	28
5.4	Exclusivity	29
5.5	Efforts; Cooperation	29
5.6	Post-Closing Employee Matters	30

ARTICLE VI. ADDITIONAL AGREEMENTS		30

6.1	Release by Sellers	30
6.2	Confidentiality of Terms of Transaction	31
6.3	Disclosure Schedules	32
6.5	Cash Sweep	32
6.6	Earn-Out Bonus Payments	33

ARTICLE VII. CONDITIONS		33

7.1	Conditions to Obligation of Buyer	33
7.2	Conditions to Obligation of Sellers	34

ARTICLE VIII. INDEMNIFICATION		35

8.1	Survival Periods	35
8.2	Indemnification of Buyer Indemnified Parties by Sellers	36
8.3	Indemnification of the Seller Indemnified Parties by Buyer	37
8.4	Special Rule for Fraud	37
8.5	Notice and Defense of Third-Party Claims	38
8.6	Notice of Direct Claims	39
8.7	Manner of Payment	39
8.8	Mitigation	39
8.9	Determination of Loss Amount	40
8.10	Reimbursement	40
8.11	Release of Indemnity Escrow Amount	41
8.12	Exclusive Remedy	41
8.13	Adjustment to Purchase Price	42
8.14	Non-Reliance	42

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ARTICLE IX. TAX MATTERS		42

9.1	Tax Treatment of Purchase of Transferred Interests	42
9.2	Allocation of Purchase Price	42
9.3	Tax Return Preparation	43
9.4	Straddle Period Taxes	44
9.5	Cooperation	44
9.6	Controversies.	44
9.7	Amendment, Elections, Etc	44
9.8	Transfer Taxes	45
9.9	Section 754 Election	45
9.10	Opening Capital Account Balances	45

ARTICLE X. TERMINATION		45

10.1	Termination	45
10.2	Effect of Termination	46

ARTICLE XI. MISCELLANEOUS		46

11.1	No Third-Party Beneficiaries	46
11.2	Entire Agreement; Amendment	46
11.3	Successors and Assigns	47
11.4	Counterparts	47
11.5	Divisions and Titles	47
11.6	Notices	47
11.7	Governing Law; Consent to Jurisdiction	48
11.8	WAIVER OF JURY TRIAL	49
11.9	Waivers	49
11.10	Extension	49
11.11	Specific Performance	49
11.12	Press Releases	49
11.13	Expenses	50
11.14	Severability of Provisions	50
11.15	Construction	50
11.16	Representation by Counsel	50
11.17	Appointment of Sellers’ Representative	51

Exhibits:

Exhibit A – Interpretation and Definitions
Exhibit B – Employment Agreement
Exhibit C – Escrow Agreement
Exhibit D – Company LLC Agreement
Exhibit E – Form of Non-Competition Agreement
Exhibit F – Parent Guarantee
Exhibit G – USPH Management Agreement

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EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of October 7, 2024, by and among (i) MSO Metro LLC, a New York limited liability company (the “Company”), (ii)  the equityholders of the Company set forth on the signature pages hereto (each, a “Seller” and collectively, “Sellers”), (iii) U.S. Physical Therapy, Ltd., a Texas limited partnership (“Buyer”), and (iv) Michael G. Mayrsohn, solely in his capacity as representative for Sellers pursuant to Section 11.17 (the “Sellers’ Representative”).  The capitalized terms used herein and not otherwise defined herein will have the meaning ascribed such terms in Exhibit A.

RECITALS

A.    Sellers own all the issued and outstanding Equity Interests of the Company.

B.   The Affiliated Practices (as defined herein) are in the business of providing physical, occupational, speech, acupuncture and massage therapy (the “Professional Services”) throughout Florida, New York, Connecticut and Rhode Island.

C.   The Company is in the business of providing management, administrative and other support and consulting services to the Affiliated Practices (the “Management Services”).

D.   At the Closing, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, 50% of the issued and outstanding Equity Interests of the Company which are owned and held by Sellers (the “Transferred Interests”), with each Seller selling their Pro Rata Share of the Transferred Interests.

E.  Immediately after receipt of the Purchase Price, Sellers and the Company desire to effectuate the transactions described in this Agreement and the other Transaction Agreements (the “Transactions”).

AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
PURCHASE OF TRANSFERRED INTERESTS

1.1          Transfer of Transferred Interests.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Sellers will sell, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Sellers, all right, title and interest of Sellers in and to the Transferred Interests, free and clear of all Liens, other than restrictions on transfer arising under applicable federal and state securities Laws and pursuant to the Company LLC Agreement, in exchange for the Closing Date Payments.

1.2          Delivery of Closing Payment Certificate; Calculation of Purchase Price.

(a)          Not more than five (5) Business Days (but at least two (2) Business Days) prior to the Closing Date, Sellers’ Representative will prepare in good faith and deliver to Buyer a certificate, in form and substance reasonably satisfactory to Buyer (the “Closing Payment Certificate”), setting forth (i) Sellers’ good faith estimates of each of (A) the Indebtedness Amount (such estimate, the “Estimated Indebtedness Amount”), (B) the Company Transaction Expenses (such estimate, the “Estimated Company Transaction Expenses”), and (C) the amount of Closing Working Capital (such estimate, “Estimated Closing Working Capital”); (ii) the allocation to each Seller of the Closing Payment; and (iii) the payment instructions described in Section 1.5(b).

(b)          For purposes of this Agreement, the “Estimated Base Purchase Price” means an amount equal to (i) $75,000,000.00 (the “Base Amount”); minus (ii) the Estimated Indebtedness Amount; minus (iii) the Estimated Company Transaction Expenses (to the extent unpaid prior to the Closing Date and not taken into account in the calculation of the Estimated Closing Working Capital); plus (iv) the amount, if any, by which Estimated Closing Working Capital exceeds Target Working Capital; minus (v) the amount, if any, by which Target Working Capital exceeds Estimated Closing Working Capital.

(c)          The Estimated Base Purchase Price will be subject to adjustment as set forth in Section 1.6, and the Estimated Base Purchase Price as finally adjusted pursuant to Section 1.6 will be the “Base Purchase Price.” The “Purchase Price” shall be equal to (i) the Base Purchase Price plus (ii) the USPT Shares plus (iii) the Earn-Out Payment (defined below), if any.

1.3          Additional Purchase Price.

(a)          In the event that the Company achieves the Earn-Out Payment Condition as defined in this Section 1.3 relating to the twelve months ending December 31, 2025 (the “Earn-Out Period”), Buyer shall pay, or cause to be paid, in cash, an amount equal to the Earn-Out Payment less the Earn-Out Bonus Amount, if any, to the Sellers based on their Pro Rata Share.  The criteria necessary to achieve the foregoing payment of any Earn-Out Payment (the “Earn-Out Payment Condition”) shall be that the EBITDA for the Earn-Out Period with respect to the Business as operated from (i) the existing clinic locations as of the Closing Date and (ii) the RI Locations, is at least $12,000,000.01. The amount of the earn-out payment (the “Earn-Out Payment”) shall be equal to fifty percent (50%) of the product of (x) the EBITDA in excess of $12,000,000.00 multiplied by (y) 12.75; provided that the maximum amount of the Earn-Out Payment that can be earned and is payable pursuant to this Section 1.3 shall be $20,000,000.00 (“Earn-Out Cap”). For purposes of this Section 1.3(a), “RI Locations” means any clinics of the Business acquired by the Company or an Affiliated Practice (each, an “Acquired Clinic”) or any de novo clinics of the Business opened (each, a “De Novo Clinic”) during the period commencing on the date hereof and ending on or before January 31, 2025, including the clinics set forth on Schedule A-5; provided that (A) any Acquired Clinic shall only constitute a RI Location for purposes of this Section 1.3(a) if the Sellers pay one hundred percent (100%) of the purchase price consideration, including any Historical Earnout/Note Obligation Amount as set forth on Schedule A-5 and any other third party costs associated therewith, with respect to the acquisition of such Acquired Clinic and (B) any De Novo Clinic shall only constitute a RI Location for purposes of this Section 1.3(a) if Sellers pay one hundred percent (100%) of the build out costs as set forth on Schedule A-5 (the “Build Out Costs”) and any other third party costs associated therewith, with respect to the opening of such De Novo Clinic.

(b)          Promptly after the closing of the books and records for the Earn-Out Period, but in any event within ninety (90) days following the Earn-Out Period, Buyer shall prepare a calculation setting forth in reasonable detail (i) the EBITDA and (ii) the amount of the Earn-Out Payment (the “Earn-Out Payment Calculation”), and deliver the Earn-Out Payment Calculation to the Sellers’ Representative.

(c)          The Sellers’ Representative shall have thirty (30) days following receipt of the Earn-Out Payment Calculation to review and consider the Earn-Out Payment Calculation and provide written notice to Buyer stating either: (i) the Sellers’ Representative’s acceptance, without objection, to the Earn-Out Payment Calculation (the “Earn-Out Acceptance Notice”) or (ii) the Sellers’ Representative’s objection to the Earn-Out Payment Calculation (the “Earn-Out Objection Notice”). If, within such 30-day period, (x) the Sellers’ Representative provides Buyer with an Earn-Out Acceptance Notice, or does not provide Buyer with an Earn-Out Objection Notice, and (y) the Earn-Out Payment Calculation shows that the Earn-Out Payment Condition is met, then the Earn-Out Payment Calculation shall be conclusive and binding upon the parties and Buyer shall pay the Earn-Out Payment to the Sellers’ Representative, for distribution to the Sellers as set forth in Section 1.3(a) above, as promptly as practicable, but in any event within thirty (30) days after the Earn-Out Payment Calculation was delivered to the Sellers’ Representative, by wire transfer of immediately available funds to a single bank account designated in writing by the Sellers’ Representative, such designation to occur no later than the second Business Day prior to the payment date.  If the Sellers’ Representative delivers an Earn-Out Objection Notice, and Buyer and the Sellers’ Representative are unable to resolve the dispute within fifteen (15) days after the Sellers’ Representative objects, all unresolved disputed items shall be promptly referred to Forvis Mazars, LLP, or if Forvis Mazars, LLP is unable or unwilling to be engaged, then to a mutually agreeable independent accounting firm of recognized national standing (the “Accounting Firm”); provided, however, if the parties are unable to agree within thirty (30) days after Buyer’s receipt of the Earn-Out Objection Notice, either Buyer or the Sellers’ Representative may require, by written notice to the other, that the Accounting Firm be selected by a judge of the federal courts in New York, New York (or the Regional Office of the American Arbitration Association for New York, New York in accordance with the procedures of the American Arbitration Association, if a judge is not willing to make such appointment).

(d)        The Accounting Firm shall offer Buyer and the Sellers’ Representative the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Accounting Firm and a rebuttal statement to the other parties position statement, which shall be provided to the Accounting Firm, if at all, five (5) Business Days after expiration of such initial ten (10) day period.  Failure of a party to timely submit its position statement to the Accounting Firm shall constitute a waiver by party as to the matter in dispute and its agreement to the position proposed by the other party on the matter in dispute.

(e)          The Accounting Firm shall address only those matters referred to it.  The determination of the Accounting Firm shall be based solely on such written submissions by Buyer and the Sellers’ Representative and their respective representatives and shall not be by independent review and the Accounting Firm shall not take any testimony or hear any oral argument.  There will be no ex parte communications between either Buyer or Sellers’ Representative and the Accounting Firm.

(f)          The Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after Buyer and the Sellers’ Representative submit in writing (or have had the opportunity to submit in writing but have not submitted) their rebuttal statements.  The determination of the Accounting Firm with respect to the correctness of the Earn-Out Payment Calculation shall be final and binding on the parties, absent manifest fraud or error.

(g)          The fees, costs and expenses of the Accounting Firm shall be borne pro rata, as between Buyer, on the one hand, and Sellers’ Representative, on the other hand, in proportion to the relative difference between the positions taken by Buyer and Sellers’ Representative compared to the determination of the Accounting Firm, in accordance with the example set forth in Section 1.6(g) applied on a mutatis mutandis basis. The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.  The parties hereto agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(h)          The Accounting Firm shall act as an expert for the limited purpose of determining the specific matter submitted to it and may not award damages or penalties to any party with respect to any matter.

(i)           Buyer acknowledges that the Sellers’ opportunity to receive the Earn-Out Payment pursuant to this Section 1.3 is an integral part of the transactions contemplated under this Agreement, and the Sellers would not have entered into this Agreement but for such opportunity. Accordingly, Buyer acknowledges that it owes the Sellers a duty of good faith and fair dealing with regard to the conduct of the business of the Company from the Closing through the end of the Earn-Out Period in order to provide the Sellers with a full and fair opportunity to maximize the Earn-Out Payment. Without limiting the foregoing, from the Closing through the end of the Earn-Out Period, Buyer agrees that it will not take any actions, or fail to take any actions, in bad faith with the express purpose or intent to reduce the EBITDA or prevent the Earn-Out Payment from being achieved.

(j)         Any Earn-Out Payment paid to the Sellers shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

1.4          Escrow Accounts.

(a)          At the Closing, Buyer will deposit the Historical Earnout/Note Obligation Amount and the Indemnity Escrow Amount into separate escrow accounts (the “Historical Obligation Escrow Account” and the “Indemnity Escrow Account,” respectively) established pursuant to the terms of the Escrow Agreement.

(b)          Within five (5) Business Days prior to the date that any portion of the Historical Earnout/Note Obligation Amount becomes due and payable in accordance with the terms of the applicable asset sale agreement set forth on Schedule A-2 (or any promissory note or other ancillary agreement entered into pursuant thereto), Buyer and Sellers’ Representative will execute and deliver to the Escrow Agent a joint instruction authorizing the Escrow Agent to disburse funds from the Historical Obligation Escrow Account in accordance with the joint instruction.

1.5          The Closing.

(a)          The closing of the purchase and sale of the Transferred Interests and the Transactions (the “Closing”) will take place on the third (3rd) Business Day after which all the conditions set forth in ARTICLE VII (other than those that by their terms are to be satisfied at the Closing) are satisfied or waived, or at such other place or on such other date as is mutually acceptable to Buyer and Sellers’ Representative.  The date of the Closing is referred to herein as the “Closing Date.”  Unless otherwise agreed in writing by the parties hereto, the Transactions will be effective for tax, accounting and all other purposes as 11:59 p.m. (Eastern Standard Time) on the Closing Date.

(b)          Buyer’s Closing Deliverables.  Subject to the terms and conditions set forth herein, including the representations, warranties, covenants and agreements, at the Closing, Buyer will:

(1)          pay, or cause to be paid, to Sellers, in accordance with the allocation set forth on the Closing Payment Certificate, an amount equal to the sum of (i) the Estimated Base Purchase Price, (ii) minus the Escrow Amounts, (iii) minus the Build Out Costs, (iv) and minus the IT Costs (the “Closing Payment”) by wire transfer of immediately available funds to the account(s) designated by Sellers’ Representative in the Closing Payment Certificate in exchange for all the Transferred Interests;

(2)        pay, or cause to be paid, on behalf of the Company, the Estimated Indebtedness Amount (other than the Historical Earnout/Note Obligation Amount), in each case, in accordance with the payoff letters executed by the applicable lender with respect thereto, by wire transfer of immediately available funds to the account(s) designated in such payoff letters;

(3)         pay, or cause to be paid, on behalf of the Company, the Estimated Company Transaction Expenses required to be paid at Closing by wire transfer of immediately available funds to account(s) designated by Sellers’ Representative in the Closing Payment Certificate;

(4)          deliver to the Escrow Agent the Escrow Amounts, by wire transfer of immediately available funds to the account designated by the Escrow Agent, in accordance with Section 1.4;

(5)          deposit the Build Out Costs, by wire transfer of immediately available funds, in a segregated bank account of the Company designated by the Sellers’ Representative;

(6)           deliver to Sellers’ Representative executed counterparts to the Escrow Agreement, duly executed by Buyer;

(7)           deliver to Sellers’ Representative executed counterparts to the Employment Agreement, duly executed by Buyer on behalf of the Company;

(8)           deliver to Sellers’ Representative an executed Parent Guarantee, duly executed by Parent;

(9)           deliver to Sellers’ Representative an executed counterpart to the Non-Competition Agreement, duly executed by Buyer;

(10)         deliver to Sellers’ Representative an executed counterpart to the Company LLC Agreement, duly executed by Buyer;

(11)       deliver to Sellers’ Representative an executed counterpart to the USPH Management Agreement, duly executed by USPT Management, Ltd.;

(12)         deliver to Sellers’ Representative a completed and executed IRS Form W-9 for Buyer;

(13)         cause Parent to issue the USPT Shares to Mayrsohn; and

(14)         make such other deliveries and take such other actions as are required by ARTICLE VII.

(c)           Sellers’ and Sellers’ Representative’s Closing Deliverables.  Subject to the terms and conditions set forth herein, including the representations, warranties, covenants and agreements, at the Closing, Sellers or Sellers’ Representative, as the case may be, will deliver to Buyer:

(1)        copies of all filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (including any Governmental Entity) that are listed in Schedule 1.5(c)(1) which will have been duly made or obtained and will be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Buyer;

(2)        one or more payoff letters, duly executed by the applicable lenders, with respect to all Indebtedness of the Company, accompanied by UCC termination statements, releases and any other documentation reasonably requested by Buyer to evidence the satisfaction in full of such Indebtedness, in each case, in form and substance satisfactory to Buyer;

(3)           invoices or other supporting documentation evidencing the Estimated Company Transaction Expenses set forth in the Closing Payment Certificate;

(4)           executed counterparts to the Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent;

(5)           executed counterparts to the Company LLC Agreement, duly executed by Sellers;

(6)           a certificate executed by the secretary of the Company certifying (A) the Company’s certificate of formation as filed with and certified by the Secretary of State of Delaware and any amendments thereto, (B) certified copies of the resolutions duly adopted by the Company’s managers and members authorizing the execution, delivery and performance of this Agreement and the Transactions, and (C) the good standing certificate (or equivalent document) for the Company in its jurisdiction of organization, dated within five (5) Business Days prior to the Closing Date;

(7)           an executed counterpart to the Employment Agreement, duly executed by Mayrsohn;

(8)           an executed counterpart to the USPH Management Agreement, duly executed by the Company;

(9)           executed copies of the MSO Documents, duly executed by each of Mayrsohn,  Glasser, and the applicable Affiliated Practice;

(10)         executed counterparts to the Non-Competition Agreement, duly executed by each of Mayrsohn and Glasser;

(11)         the Equity Incentive Plan;

(12)         fully executed amended and restated Related Party Leases, in a form mutually agreed to by Buyer and Sellers’ Representative;

(13)         completed and executed IRS Forms W-9 for each Seller; and

(14)        Sellers or Sellers’ Representative will make such other deliveries and take such other actions as are required by ARTICLE VII.

(d)           Other Agreements.  The parties to this Agreement agree to execute, transfer and deliver to each other such other documents or instruments as may be reasonably requested or may be required to effect the Transactions.

1.6          Post-Closing Adjustments to Estimated Base Purchase Price.

(a)          As promptly as practicable, but no later than ninety (90) days following the Closing Date, Buyer will prepare in good faith and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) the Indebtedness Amount; (ii) the Company Transaction Expenses; and (iii) the Closing Working Capital.

(b)           In the event Buyer fails to timely deliver to Sellers’ Representative the Closing Statement described in the preceding sentence, at Sellers’ Representative’s election, either (i) the amounts set forth in the Closing Payment Certificate will be deemed final in which case the Closing Payment Certificate will be deemed the Final and Binding version of the Closing Statement, the Estimated Base Purchase Price will be deemed the Base Purchase Price, and the Adjustment Amount will be zero dollars ($0), or (ii) Sellers’ Representative may, at Buyer’s sole cost and expense, unilaterally engage the Accounting Firm for an independent determination of the Indebtedness Amount, the Company Transaction Expenses, and the Closing Working Capital, in each case in accordance with the requirements of this Agreement and without advocacy by either Buyer or Sellers’ Representative, which amounts will be deemed Final and Binding as if set forth in the Final and Binding version of the Closing Statement.  Buyer will pay to the Accounting Firm or reimburse to Sellers’ Representative, as applicable, any costs or expenses of the Accounting Firm in connection with its engagement pursuant to subpart (ii) of the preceding sentence.

(c)         During the thirty (30) days after delivery of the Closing Statement, Buyer will, and will cause the Company to, provide Sellers’ Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to (i) review the financial books and records of the Company, including any of the Company’s accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers); and (ii) the employees and other representatives of Buyer and the Company who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow Sellers’ Representative to determine the accuracy of Buyer’s calculation of the items set forth in the Closing Statement.

(d)          If Sellers’ Representative disagrees with any of Buyer’s calculations set forth in the Closing Statement, Sellers’ Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to Buyer disagreeing with such calculations.  Any Objection Notice will specify those items or amounts with which Sellers’ Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and will set forth Sellers’ Representative’s calculation, based on such objections, of (i) the Indebtedness Amount, (ii) the Company Transaction Expenses and (iii) the Closing Working Capital.  If Sellers’ Representative does not deliver an Objection Notice within such 30-day period, the amounts set forth in the Closing Statement will be deemed to be Final and Binding.

(e)          Notwithstanding anything to the contrary, in the event Buyer, the Company, or any of their accountants, employees, or other representatives do not provide any information, papers or documents reasonably requested by Sellers’ Representative or any of his representatives within five (5) Business Days after a request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period for the Objection Notice will be extended by one (1) day for each additional day required for Buyer, the Company, or any of their accountants, employees, or other representatives to fully respond to such request.

(f)           If an Objection Notice is timely delivered pursuant to Section 1.6(d), Sellers’ Representative and Buyer will, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the value of the disputed items or amounts, and any discussions relating thereto will be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s) and evidence of such discussions will not be admissible in any future proceedings between the parties to this Agreement.  If, during such period, Sellers’ Representative and Buyer are unable to reach agreement on all disputed items, they will promptly thereafter mutually engage and submit such dispute to the Accounting Firm for Final and Binding resolution.  Sellers’ Representative and Buyer will enter into a customary engagement letter with the Accounting Firm, which engagement letter will explicitly provide that, in resolving the amounts in dispute, the Accounting Firm (i) will consider only those items or amounts disputed by Sellers’ Representative in the Objection Notice which remain in dispute; (ii) will not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Sellers’ Representative, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item or amount assigned by Sellers’ Representative, on the one hand, or Buyer, on the other hand; and (iii) will act as an expert and not as an arbitrator.  The Accounting Firm’s determination will be based solely on presentations by Sellers’ Representative and Buyer which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and Sellers’ Representative and Buyer will cause the Accounting Firm to deliver to Sellers’ Representative and Buyer as promptly as practicable (but in any event within 30 days of its retention) a written report setting forth its determination of the amounts in dispute.  Such report will be Final and Binding on all parties to this Agreement.  The “Final Resolution Date” will be (i) thirty (30) days after delivery of the Closing Statement if no Objection Notice is delivered (subject to extension pursuant to the last sentence of Section 1.6(e)); (ii) the earlier of when the parties reach a written agreement on the value of the disputed items or the Accounting Firm delivers its report if an Objection Notice is timely delivered then; or (iii) the date Sellers’ Representative unilaterally elects for the amounts set forth in the Closing Payment Certificate to be deemed Final and Binding pursuant to Section 1.6(b).

(g)        Subject to the provisions of Section 1.6(b), Buyer and Sellers’ Representative will each be responsible for the fees and expenses of the Accounting Firm pro rata, as between Buyer, on the one hand, and Sellers’ Representative, on the other hand, in proportion to the relative difference between the positions taken by Buyer and Sellers’ Representative compared to the determination of the Accounting Firm.  By way of example, if Buyer has taken the position that Closing Working Capital was $1,000,000 less than Estimated Closing Working Capital and Sellers’ Representative has taken the position that Closing Working Capital was $500,000 greater than Estimated Closing Working Capital and the Accounting Firm finally determines that Closing Working Capital was equal to Estimated Closing Working Capital, then Buyer will pay two thirds (2/3) of the fees and expenses of the Accounting Firm and Sellers will pay one third (1/3) of the fees and expenses of the Accounting Firm.  Subject to the provisions of Section 1.6(b), all other fees and expenses incurred in connection with the dispute resolution process set forth in this Section 1.6, including fees and expenses of attorneys and accountants, will be borne and paid by the party incurring such expense.

1.7          Post-Closing Adjustment Payments.

(a)           The “Adjustment Amount” will be an amount (which may be expressed as a positive or negative number) equal to the sum of (i) the difference between the Indebtedness Amount as finally determined pursuant to Section 1.6 and Estimated Indebtedness Amount (expressed as a positive number if the Indebtedness Amount is less than Estimated Indebtedness Amount or a negative number if the Indebtedness Amount exceeds the Estimated Indebtedness Amount); plus (ii) the difference between Company Transaction Expenses as finally determined pursuant to Section 1.6 and Estimated Company Transaction Expenses (expressed as a positive number if the Company Transaction Expenses are less than the Estimated Company Transaction Expenses or as a negative number if the Company Transaction Expenses exceed the Estimated Company Transaction Expenses); plus (iii) the difference between the Closing Working Capital as finally determined pursuant to Section 1.6 and the Estimated Closing Working Capital (the “Net Working Capital Amount”), which Net Working Capital Amount will be expressed as (A) a positive number, if the Closing Working Capital exceeds the Estimated Closing Working Capital by at least $200,000, (B) a negative number, if the Closing Working Capital is less than the Estimated Closing Working Capital by at least $200,000, or (C) zero dollars ($0) if the Closing Working Capital is within $200,000, positive or negative, of the Estimated Closing Working Capital.

(b)          If the Adjustment Amount, as finally determined pursuant to this Section 1.7, is a negative number, Sellers will, jointly and severally, within ten (10) Business Days after the Final Resolution Date, deliver to the Company payment by wire transfer of immediately available funds to the account designated by the Company, equal to the absolute value of the Adjustment Amount.

(c)           If the Adjustment Amount, as finally determined pursuant to this Section 1.7, is a positive number, Buyer will, within ten (10) Business Days after the Final Resolution Date, deliver to Sellers’ Representative (on behalf of Sellers, in accordance with each Seller’s Pro Rata Share) payment by wire transfers of immediately available funds to the accounts designated by Sellers’ Representative, equal to such Adjustment Amount in the aggregate.

(d)           Any payment of an Adjustment Amount will be treated as an adjustment to the Purchase Price for all tax purposes.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Except as set forth in the Disclosure Schedules or as required under or necessary to carry out the Transaction Agreements or any documents contemplated to be delivered or executed in connection therewith, the Sellers, jointly and severally, hereby represents and warrants to Buyer as follows:

2.1         Organization; Power.  The Company (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each jurisdiction in which its ownership of property or conduct of business requires it to be qualified or licensed, except for any such failures to be so qualified or licensed that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; and (ii) possesses all requisite power and authority to own, operate, lease and license its properties, to carry on its business as now conducted, and to execute, deliver and perform its obligations under any Transaction Agreement to which it is or will become a party and to consummate all the Transactions.  True and correct copies of Company’s organizational documents currently in effect have been made available to Buyer and reflect all amendments made thereto at any time prior to the Closing Date.

2.2        Authorization.  All limited liability company actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which the Company is or will be a party have been duly and validly taken.  This Agreement has been, and each other Transaction Agreement to which the Company is or will be a party has been or will be prior to the Closing, duly executed and delivered by the Company.  This Agreement constitutes, and each other Transaction Agreement to which Company is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to the Enforceability Exceptions.

2.3          Capitalization and Related Matters.

(a)           Disclosure Schedule 2.3(a)(i) sets forth as of the date hereof and as of the Closing Date (i) all the outstanding Equity Interests of the Company; and (ii) a true and correct list of the legal record holders of such Equity Interests, listing for each Person: (A) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization, and (B) the percentage of Equity Interests of the Company owned by such Person. Disclosure Schedule 2.3(a)(ii) sets forth as of the date hereof and as of the Closing Date (i) all the outstanding Equity Interests of each Affiliated Practice; and (ii) a true and correct list of the legal record holders of such Equity Interests, listing for each Person: (A) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization, and (B) the percentage of Equity Interests of such Affiliated Practice owned by such Person.

(b)          Sellers are the record owners of, and have good and valid title to, the Transferred Interests, free and clear of all Liens, other than restrictions on transfer arising under applicable federal and state securities Laws and pursuant to the Company LLC Agreement. The Transferred Interests have been duly authorized and validly issued.

(c)          Except as set forth on Disclosure Schedule 2.3(c), there are no issued, reserved for issuance or outstanding (i) Equity Interests in the Company or any Affiliated Practice; (ii) securities of the Company or any Affiliated Practice convertible into or exchangeable or exercisable for any Equity Interests in the Company or any Affiliated Practice or containing any profit participation features; or (iii) options, warrants, equity appreciation rights, phantom equity, calls, subscriptions or other rights to acquire from the Company or any Affiliated Practice or other obligations of the Company or any Affiliated Practice to issue or allot, any Equity Interests or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, any equity or voting interests in, the Company or any Affiliated Practice or any equity appreciation rights or phantom equity plans.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any of the Transferred Interests.

(d)          Except as set forth in the Company LLC Agreement, there are no contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Transferred Interests.  Except as set forth in the Company LLC Agreement, there are no agreements with respect to the voting or transfer of the Transferred Interests to which any holder thereof or the Company is a party.

(e)          Except as set forth in the Company LLC Agreement, the Company has not adopted, sponsored, maintained or entered into any plan, arrangement, agreement or award providing for, or granted or otherwise issued any, equity or equity-linked compensation to any Person, including any restricted units or shares, profits interests, unit appreciation rights, options or phantom units.

2.4          Company Subsidiaries and Affiliated Practices.

(a)          Disclosure Schedule 2.4(a) sets forth a true and correct list of all the Company Subsidiaries and Affiliated Practices, including each such Person’s (i) name; (ii) type of entity; (iii) jurisdiction and date of incorporation or organization; (iv) authorized Equity Interests, including the number and type of its issued and outstanding Equity Interests, if applicable; and (v) current ownership of such Equity Interests. Other than as set forth on Disclosure Schedule 2.4(a), the Company does not own or hold any Equity Interests or debt securities of, or has made any equity investment in, or has entered into any management services agreement with, any Person.

(b)          Each Company Subsidiary and Affiliated Practice (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) is duly organized, validly existing and in good standing under the Laws of each foreign jurisdiction set forth on Disclosure Schedule 2.4(b)(i), which are all the jurisdictions in which its ownership of property or conduct of business requires it to be qualified or licensed, except for any such failures to be so qualified or licensed that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; and (iii) possesses all requisite organizational power and authority to own, operate, lease and license its properties, to carry on its business as now conducted, and to execute, deliver and perform its obligations under any Transaction Agreement to which it is or will become a party and to consummate all the Transactions. No other jurisdiction has given notice to any Company Subsidiary or Affiliated Practice indicating that such Company Subsidiary or Affiliated Practice, as applicable, should be qualified in any other jurisdiction. True and correct copies of each Company Subsidiary’s and each Affiliated Practice’s organizational documents currently in effect have been made available to Buyer and reflect all amendments made thereto at any time prior to the Closing Date. Disclosure Schedule 2.4(b)(ii) lists all of the officers, managers and directors, as applicable, of each Company Subsidiary and Affiliated Practice.

(c)          The Company directly owns, and has good and valid title to, 100% of the issued and outstanding Equity Interests of each of the Company Subsidiaries, free and clear of Liens, other than restrictions on transfer arising under applicable federal and state securities Laws and the organizational documents of such Company Subsidiary. All the issued and outstanding Equity Interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

(d)         There are no outstanding obligations of the Company Subsidiaries or any Affiliated Practice to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Company Subsidiaries or any Affiliated Practice, as applicable.

2.5          No Conflict; Required Filings and Consents.

(a)          The execution and delivery by the Company of this Agreement and execution and delivery by the Company Entities of the other Transaction Agreements to which any Company Entity is or will be a party does not, and the performance by such Company Entity of this Agreement and such other Transaction Agreements will not, (i) conflict with or violate any provision of the organizational or governing documents of any Company Entity; (ii) conflict with or violate any Law or Order applicable to any Company Entity in any material respect; (iii) (A) require any consent, notice, approval or other action by any Person under, (B) conflict with or result in any violation or breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; (iv) result in the creation of a Lien on any property or asset of any Company Entity.

(b)          The execution and delivery by the Company of this Agreement and the execution and delivery by the Company Entities of the other Transaction Agreements to which any Company Entity is or will be a party does not and will not, and the performance of this Agreement and such other Transaction Agreements by any Company Entity will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity.

2.6          Financial Statements; Accounts Receivable.

(a)          Disclosure Schedule 2.6(a) sets forth true and correct copies of the Company Entities’ (i) unaudited consolidated balance sheet as of April 30, 2024 (the “Latest Company Balance Sheet”) and the related unaudited consolidated statement of income for the 4-month period then ended (the “Company Interim Financial Statements”) and (ii) the unaudited consolidated balance sheet and related unaudited consolidated statement of income of the Company Entities for the fiscal years ended 2022 and 2023 (the “Company Annual Financial Statements” and, together with the Company Interim Financial Statements, the “Company Financial Statements”).

(b)         Each of the Company Financial Statements (i) was prepared from, and is consistent with, the books and records of the Company Entities, and (ii) has been prepared in accordance with Historical Accounting Principles, consistently applied throughout the periods covered thereby. The Company Financial Statements are, in all material respects, based on the books and records of the Company Entities, and fairly present, in all material respects, the financial condition of the Company Entities, taken as a whole, as of the respective dates covered thereby and the results of the operations of the Company Entities, taken as a whole, for the periods indicated therein.

2.7          Indebtedness; Undisclosed Liabilities.

(a)           Disclosure Schedule 2.7(a) sets forth all Contracts with respect to outstanding Indebtedness of each Company Entity.

(b)          No Company Entity has any Liability of the kind required to be disclosed on a balance sheet prepared in accordance with Historical Accounting Principles, except for Liabilities (i) reflected on the face of the Latest Company Balance Sheet or described in Disclosure Schedule 2.7(b); (ii) incurred in connection with the execution of this Agreement and the Transaction Agreements at the direction of Buyer or that are included as Company Transaction Expenses; and (iii) of the type reflected on the face of the Latest Company Balance Sheet which have arisen since the date of the Latest Company Balance Sheet in the Ordinary Course of Business.

2.8          Absence of Changes or Material Adverse Effect.  Since the date of the Latest Company Balance Sheet, except in connection with the Transactions, the Company Entities have each conducted the Business in the Ordinary Course of Business and there has not occurred any:

(a)           change in the operation of the Business or any event or development that, individually or in the aggregate, has had a Material Adverse Effect;

(b)           amendment of the organizational or governing documents of any Company Entity;

(c)           split, combination or reclassification of any Equity Interests in any Company Entity;

(d)           issuance, sale or other disposition of, or creation of any Lien on, any Equity Interests in any Company Entity, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any  Equity Interests in any Company Entity;

(e)        declaration or payment of any distributions on or in respect of any Equity Interests in any Company Entity, other than distributions comprised solely of cash that will be paid in full at or prior to the Closing, or redemption, purchase or acquisition of any of any Company Entity’s outstanding Equity Interests;

(f)           material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;

(g)          material change in any Company Entity’s cash management practices, including with respect to the prepayment of expenses and payment of trade accounts payable, in each case other than in the Ordinary Course of Business;

(h)           entry into any Contract that would constitute a Material Contract;

(i)            incurrence, assumption or guarantee of any Indebtedness, except Indebtedness that will be repaid at or prior to Closing;

(j)           transfer, assignment, sale or other disposition (except in the Ordinary Course of Business) of any of the material assets shown or reflected in the Latest Company Balance Sheet included in the Company Interim Financial Statements or cancellation of any material debts or entitlements;

(k)          transfer or assignment of or grant of any license or sublicense under or with respect to any material intellectual property or intellectual property license agreements except non-exclusive licenses or sublicenses granted in the Ordinary Course of Business;

(l)            material damage, destruction or loss (whether or not covered by insurance) to their property;

(m)          a capital investment in, or loan to, any other Person (other than advances to employees for expenses in the Ordinary Course of Business);

(n)           acceleration, termination, material modification to or cancellation of any Material Contract;

(o)           material capital expenditures;

(p)          imposition of any Lien (other than Permitted Liens) upon any of any Company Entity’s Equity Interests or properties or assets, tangible or intangible;

(q)          (i) grant of bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than in the Ordinary Course of Business, as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $125,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(r)          adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(s)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees (other than advances to employees for expenses in the Ordinary Course of Business);

(t)            entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(w)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(x)          action by any Company Entity to settle any matter with respect to Taxes, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any post-Closing Tax Period; or

(y)           entry into any Contract to do any of the foregoing.

2.9          Title to Assets.  The Company Entities each have good and marketable title to, a valid leasehold interest in or a valid license to use, all the tangible properties and assets used by them, located on their premises, or shown on the Latest Company Balance Sheet or acquired thereafter (the “Tangible Assets”), free and clear of Liens, other than Permitted Liens.  The Tangible Assets are in good operating condition (normal wear and tear excepted) and adequate for the uses to which they are being utilized and none of such Tangible Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

2.10        Intellectual Property; IT.

(a)           Disclosure Schedule 2.10(a) sets forth a true and accurate list of the following Company Intellectual Property as of the date of this Agreement: (i) Patents; (ii) registered Trademarks and applications therefor, and unregistered Trademarks that are material to the operation of the Business; (iii) registered Copyrights and applications therefor; (iv) Domain Names; and (v) Software owned or licensed by the Company Entities (except for “shrink-wrap” or “click-through” license agreements pertaining to Software that is available in consumer retail stores or otherwise commercially available where the aggregate value of all licenses of the same or substantially identical Software is less than $10,000), including for each item listed, as applicable, the owner, the jurisdiction, the application/serial number, the registration number, the filing date, and the issuance/registration date.  All the foregoing registered Company Intellectual Property is valid, subsisting and enforceable in accordance with Law, has not been canceled, expired or abandoned, and to the Knowledge of the Company, is not involved in any interference, reexamination, cancellation, or opposition proceeding.

(b)         The Company Entities use commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Systems used in the operation of the business of the Company Entities from any unauthorized use, access, interruption, or modification. To the Knowledge of the Company, there have been no unauthorized intrusions, failures, breakdowns, chronic outages, or other adverse events affecting any Company Systems. The Company Entities maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company Entities, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

2.11        Real Property.

(a)           None of the Company Entities owns any real property.

(b)        Disclosure Schedule 2.11(b) sets forth a true and correct list of all real property and interests in real property leased or subleased by any Company Entity as lessee (individually, a “Leased Property” and, collectively, the “Leased Properties”) and identifies for each lease of Leased Property (each, a “Lease”), the parties thereto, the address of the property subject thereto (where available), and the current rent payable thereunder.  Each of the Company Entities has a valid leasehold interest in each Leased Property, subject only to Permitted Liens.

(c)        The Company has previously delivered to Buyer true and correct copies of each Lease, together with all amendments, modifications, supplements, waivers and side letters related thereto.  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Company Entities or, to the Knowledge of the Company, any other party to the Lease is in breach or default thereunder and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (iv) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (v) none of the Company Entities has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (vi) the Lease covers the entire estate it purports to cover.

2.12        Contracts.

(a)           Except as set forth in Disclosure Schedule 2.12(a), no Company Entity is a party to or bound by any:

(1)           collective bargaining agreement or other Contract with any labor organization, union or association;

(2)          other than in connection with a Benefit Plan, Contract for the employment or consultancy of any officer, individual employee or other Person on a full time, part‑time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of its assets or a change of control or otherwise restricting its ability to terminate the employment or services of any officer, individual employee or other Person at any time without penalty or Liability (other than at-will employment agreements with its employees);

(3)          Contract relating to Indebtedness or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its assets or any of its securities;

(4)         Contract (or group of related Contracts) for the purchase, sale, or the furnishing or receipt of services which (A) calls for performance over a period of more than one year and is not terminable without cause by such Company Entity upon thirty (30) days or less advance notice, or (B) involves consideration in excess of $500,000 in the aggregate, in each case, other than any Contract otherwise disclosed on Disclosure Schedule 2.12(a);

(5)        Contract containing covenants that materially restrict the right or freedom of such Company Entity to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, (C) conduct any activity in any geographic area, or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(6)           Contract under which it has advanced or loaned any other Person any amounts which remain outstanding;

(7)          Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other Person, which involves annual rental payments of greater than $100,000 or group of such Contracts with the same Person which involve consideration in excess of $250,000 in the aggregate;

(8)         Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $100,000 or group of such Contracts with the same Person which involve consideration in excess of $250,000 in the aggregate;

(9)           Contract between any Affiliated Practice, on the one hand, and the Company, on the other hand;

(10)         Contract involving the settlement of any Action or threatened Action (A) which will (i) involve payments after the date of the Latest Company Balance Sheets of consideration in excess of $50,000 or (ii) impose reporting obligations to any other Person or give any other Person the opportunity to monitor any Company Entity outside the Ordinary Course of Business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(11)         (A) Contract relating to the acquisition or sale of the Business (or any material portion thereof), whether or not consummated or (B) Contract pursuant to which material payments are required upon a change of control of such Company Entity or a sale of substantially all the assets that constitute the Business;

(12)          Contract with any Governmental Entity;

(13)       partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person;

(14)         Payor Agreement with any Company Entity; or

(15)       Contract between any Company Entity, on the one hand, and any licensed physical therapist, other licensed health care practitioner, any professional corporation, any professional limited liability company or any professional association, on the other hand.

(b)           All the Contracts set forth or required to be set forth in Disclosure Schedule 2.12(a) (each a “Material Contract”) are valid, binding and enforceable against such Company Entity (as applicable and to the extent party thereto) and enforceable by such Company Entity (as applicable and to the extent party thereto) against the other parties thereto, in accordance with their respective terms, in each case, subject to the Enforceability Exceptions.

(c)          Except as set forth on Disclosure Schedule 2.12(c), no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by any Company Entity (as applicable and to the extent party thereto) under any such Contract, result in the termination thereof, cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, or result in the right to a rebate, chargeback, refund, credit, penalty, or change under any such Contract.  To the Knowledge of the Company, no other party to any such Contract is in breach thereof or default thereunder and no Company Entity has received any notice of termination, cancellation, breach or default under any such Contract.

(d)          A true and correct copy of each written Material Contract and an accurate written description of each oral Material Contract have been made available to Buyer.

2.13       Insurance.  Disclosure Schedule 2.13 sets forth a true and correct list of all current insurance policies or binders maintained by or on behalf of the Company Entities (collectively, the “Insurance Policies”) and true and correct copies of such Insurance Policies have been made available to Buyer.  Such Insurance Policies are in full force and effect and will remain in full force and effect immediately following the consummation of the Transactions.  No Company Entity has received any written notice of cancellation of, or material alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing.  There are no claims related to the Business pending under any such Insurance Policies as to which coverage has been denied or in respect of which there is an outstanding reservation of rights.  The Insurance Policies are of the type and in the amounts sufficient for the operation of the Business as conducted on the Closing Date and are sufficient for compliance with all applicable Laws and Contracts to which any Company Entity is a party or by which it is bound.

2.14        Legal Proceedings; Orders.

(a)         Except as set forth on Disclosure Schedule 2.14(a), there are no Actions pending or, to the Knowledge of the Company, threatened against or affecting any Company Entity or any of their respective officers or directors or managers (in their capacities as such or otherwise with respect to the Business) that, individually or in the aggregate (i) would have a Material Adverse Effect on such Company Entity, as applicable, or on the Business, or (ii) could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the Transactions.  There are no Actions pending or threatened by any Company Entity against any Person.

(b)          Except as set forth on Disclosure Schedule 2.14(b), to the Knowledge of the Company, no Company Entity is the subject of any ongoing governmental investigation or inquiry.  No Company Entity is subject to any Order or unsatisfied judgment, penalty or award.

2.15        Tax Matters.

(a)          Each Company Entity has timely filed with the appropriate Taxing Authority all Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected).  All such Tax Returns are true, complete and accurate in all material respects.  All Taxes due and owing by each Company Entity (whether or not shown on any Tax Returns) have been timely and fully paid.  No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return.  All Taxes that any Company Entity is obligated to withhold from amounts owing to any employee, creditor or third party have been fully withheld and timely paid over the applicable Taxing Authority.  No claim has ever been made by a Taxing Authority in a jurisdiction where any Company Entity does not file a Tax Return that such Company Entity is or may be subject to taxation by that jurisdiction.   No Company Entity has conducted business in any state or local jurisdiction for any period in which it has not filed Tax Returns with respect thereto.

(b)        No Company Entity is currently or has ever been a party to any Tax allocation, Tax sharing, Tax indemnity, or Tax reimbursement agreement or arrangement (other than customary Tax indemnification provisions in credit agreements, lease agreements or other similar commercial agreements entered into in the Ordinary Course of Business that do not relate primarily to Taxes).

(c)        No deficiencies for Taxes with respect to any Company Entity have been claimed, proposed or assessed in writing by any Taxing Authority, or, to the Knowledge of Company, verbally.  No Company Entity is currently the subject of any audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality, and to the Knowledge of the Company, no such audit or other examination is pending.  No Company Entity has waived, in writing or otherwise, any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is currently in effect.  There are no matters under discussion with any Taxing Authority, or to the Knowledge of the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any Company Entity.

(d)          There are no Liens for Taxes (other than those which are Permitted Liens) upon any of the assets of any Company Entity.

(e)          The current and, where applicable, prior tax treatment, of each of the Company Entities is as set forth in Disclosure Schedule 2.15(e).

(f)         The Company is and from its inception has been properly classified as a Tax Partnership. Each Company Subsidiary is and from its inception has been properly classified as disregarded as an entity separate from the Company for federal income tax purposes. Each Affiliated Practice is and, to the extent applicable, was properly classified in accordance with the current and prior tax treatment for such Affiliated Practice set forth on Disclosure Schedule 2.15(e) for federal income tax purposes.

(g)        No Company Entity has taken or claimed any employee retention credit in respect of the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

(h)          No representation or warranty contained in this Section 2.15 will be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date.

2.16        Compliance with Laws.

(a)         Except as set forth on Disclosure Schedule 2.16(a), (i) Each Company Entity is, and for the last three (3) years has been, conducting the Business in compliance with Law in all material respects; and (ii) no Company Entity has received written or, to the Knowledge of the Company, oral, notice of any violation, alleged violation or potential violation of or Liability under any such Laws or to the effect that any of the Company Entities, or any director, manager, officer, representative, employee, agent, or service provider of, or acting on behalf of, the Company Entities, is under investigation or inquiry with respect to any violation of any Law applicable to the Company Entities.

(b)          No condition exists that would reasonably be expected to (with or without notice or lapse of time) result in a violation by any Company Entity of any Law the results of which would have a Material Adverse Effect on the Business.

2.17        Permits.  Disclosure Schedule 2.17 lists all material current Permits issued to the Company Entities, including the name of the Permits and their respective dates of issuance and expiration.  Each of the Company Entities are in possession of all material Permits reasonably necessary for the operation of the Business.  All applications for or renewals of such material Permits such have been timely filed and made and no such material Permit will expire or be terminated as a result of the consummation of the Transactions.  All such material Permits are current, valid and in full force and effect and will remain in full force and effect immediately following the Closing.  There is no Action pending, or to the Knowledge of the Company, threatened, nor has any Company Entity received any written notice from any Governmental Entity, to revoke, cancel, refuse to renew or adversely modify any such material Permit.

2.18        Employees.

(a)          Disclosure Schedule 2.18(a)sets forth a true and correct list of the names of all present employees of each of the Company Entities (other than any employees that are licensed therapists and other licensed professional providers providing Professional Services at the Affiliated Practices) and sets forth for each employee the following: (i) name; (ii) title or position (including whether “full-time” or “part time”); (iii) principal work location; (iv) hire or retention date; (v) current annual base compensation rate or contract fee; and (vi) commission, bonus or other incentive-based compensation, if applicable.  No employee of any Company Entity has informed such Company Entity in writing of any plan to terminate employment with such Company Entity, and to the Knowledge of the Company, no employee of any Company Entity has any present intention to terminate their employment with such Company Entity.

(b)         Disclosure Schedule 2.18(b) sets forth a true and correct list of all licensed therapists and other licensed professional providers providing Professional Services at the Affiliated Practices as of the date hereof, and sets forth for each provider the following: (i) name; (ii) title or position (including whether employee or independent contractor, “full-time” or “part time”); and (iii) principal work location.  No such licensed therapist or licensed professional provider providing Professional Services at any Affiliated Practice as of the date hereof has informed any Company Entity in writing of any plan to terminate employment or engagement with or services for such Company Entity, and to the Knowledge of the Company, no such therapist or licensed professional provider has any present intention to terminate their employment or engagement with such Company Entity.

(c)          Disclosure Schedule 2.18(c) sets forth a true and correct list of the names of all present independent contractors or consultants of each of the Company Entities (other than any independent contractors that are licensed therapists and other licensed professional providers providing Professional Services at the Affiliated Practices) and sets forth for each independent contractor or consultant the following: (i) name; (ii) type of work performed for the Company Entity or Company Entities; (iii) time frame for the work to be performed; and (iv) Company Entity or Company Entities served by the independent contractor or consultant.  No independent contractor or consultant of any Company Entity has informed such Company Entity in writing of any plan to terminate services for such Company Entity, and to the Knowledge of the Company, no independent contractor or consultant of any Company Entity has any present intention to terminate their services with such Company Entity, except to the extent any applicable independent contractor or consultant agreement has a determined end date for services.

(d)        With respect to the Company Entities: (i) there is no collective bargaining agreement or relationship with any labor organization, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee; (ii) there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees; and (iii) no strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees has occurred during the past one (1) year, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(e)          With respect to the Company Entities, : (i) all wages, salaries, commissions, and bonuses due and owing to or on behalf of employees as of the Closing Date have been paid in full or are adequately accrued for; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted in writing or is now pending or, to the Knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by such Company Entity; and (iii) no Company Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(f)         To the Knowledge of the Sellers, with respect to the Company Entities, no employee is in violation of any term of any employment agreement, patent disclosure agreement, confidentiality obligation, non‑competition agreement, or any restrictive covenant to a former employer or other third party relating to the right of any such employee to be employed by the Company Entity because of the nature of the business conducted by the Company Entity or to the use of trade secrets or proprietary information of others.  Except as noted on Disclosure Schedule 2.18(f), the employment of each of the employees of the Company Entities is “at will” and the Company Entities do not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current employees.

2.19        Employee Benefits.

(a)           Disclosure Schedule 2.19(a) sets forth a complete list of each Benefit Plan.

(b)          With respect to each Benefit Plan, the Company has made available to Buyer true and correct copies of, to the extent available: (i) each Benefit Plan (or, if not written, a written summary of its material terms), including the current plan document, trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (ii) the most recent summary plan description (as well as any modifications or amendments thereto); (iii) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service with accompanying schedules and attachments, with respect to each Benefit Plan required to make such a filing; (iv) the three most recent actuarial reports or other financial statement relating to such Benefit Plan; (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service; (vi) the most recent nondiscrimination tests performed under the Code; (vii) all material filings made within the past three (3) years with any Governmental Entity; and (viii) all material non-routine, written communications with any Governmental Entity within the past three (3) years relating to any Benefit Plan.

(c)           Each Benefit Plan has within the past three (3) years complied in all material respects in form and operation with its terms and all Laws, including ERISA and the Code, and within the past three (3) years all contributions required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made in all material respects or, if not yet due, have in all material respects been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in each Company Entity’s financial statements.

(d)       Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service as to its qualified status, or (ii) may rely upon a favorable opinion letter from the Internal Revenue Service.

(e)          To the Knowledge of the Company, no Company Entity has within the past three (3) years engaged in, a material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than a transaction that is exempt under a statutory or administrative exemption with respect to any Benefit Plan that would result in material Liability to such Company Entity.  No material suit, action or other litigation is pending, or to the Knowledge of the Company, is threatened, against or with respect to any Benefit Plan.

(f)          No Benefit Plan is, and neither the Company Entities nor any ERISA Affiliate of any Company Entity contributes to, has within the past three (3) years contributed to or has any material Liability or obligation with respect to any (i)  plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(g)         Except where there would not be a Material Adverse Effect, neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) entitle any current or former employee of any Company Entity to any payment; (ii) increase the amount of compensation or benefits due to any such employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit other than as required by a Benefit Plan or applicable Law; or (iv) result in the payment of any amount that would constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) or result in the imposition of an excise Tax under Section 4999 of the Code.  None of the Company Entities has any material obligation to make-whole or “gross up” any person for any Tax or related interest or penalties incurred by such Person imposed under Section 4999 or 409A of the Code.

(h)          Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) and not otherwise exempt from Code Section 409A, is in material documentary and operational compliance with the requirements of Code Sections 409A(a)(2), (3) and (4) and any applicable U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder.

2.20      Affiliated Transactions.  Except as set forth in Disclosure Schedule 2.20, no Related Party (a) is a party to any Contract with any Company Entity; (b) to the Knowledge of the Company, has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Company Entity or (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than two (2%) percent of the outstanding voting power of any Person will not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property or asset used by any Company Entity; (d) has outstanding any Indebtedness owed to any Company Entity; or (e) has received any funds from any of Company Entity since the date of the Latest Company Balance Sheet, or is the obligee or beneficiary of any Liability of any Company Entity except for funds received or Liability incurred in the Ordinary Course of Business.

2.21        Environmental Matters.

(a)           Each of the Company Entities and the Business is in compliance in all material respects with all Environmental Laws.

(b)          None of the Company Entities is a party to any Contract pursuant to which such Person is obligated to indemnify any other Person with respect to, or be responsible for any violations, obligations or Liabilities pursuant to Environmental Law, nor is any such Person otherwise subject to any Liability under any Environmental Law.

(c)          The Company Entities have obtained and are in material compliance with all environmental Permits (each of which, if any, is disclosed in Disclosure Schedule 2.17) necessary for the ownership, lease, operation or use of the business or assets of the Company Entities and all such environmental Permits are in full force and effect.

(d)          No real property currently or formerly owned, operated or leased by any Company Entity is listed on, or, to the Knowledge of the Company, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)           To the Knowledge of the Company, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Company Entity or any real property currently or formerly owned, operated or leased by any Company Entity, and neither the Company Entities nor Sellers has, in the last three (3) years, received a written notice that any real property currently or formerly owned, operated or leased in connection with the business of any Company Entity (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material in violation of any applicable Environmental Law or any environmental Permit held by Sellers or any Company Entity.

(f)         The Company has provided to Buyer all known material environmental audits, reports, and assessments concerning the Company Entities or the Business that are in the possession, custody, or control of such Company Entities.

2.22        Health Care and Regulatory Compliance.

(a)          To the Knowledge of the Company, each individual employed by or contracted by any Company Entity to provide professional services, including therapists, is duly licensed to provide such services, is in material compliance with all Health Care Laws relating to such professional licensure and meets the qualifications to provide such professional services under any Health Care Law, and the terms and conditions of Payor Agreements to which the applicable Company Entity is a party.

(b)         Except as set forth on Disclosure Schedule 2.22(b), (i) each of the Company Entities is conducting the Business in compliance with Health Care Laws in all material respects; and (ii) none of the Company Entities has received within the last one (1) year written or, to the Knowledge of the Company, oral, notice, including notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, including the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General, or the U.S. Department of Justice, of non-compliance by, or Liability of, any Company Entity under any Health Care Law.

(c)          No Company Entity nor any of their respective officers, directors, or employees, is a party to any whistleblower suits, or suits brought pursuant to federal or state False Claims Acts or Health Care Law related to any Governmental Entity. No Company Entity is a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Entity.

(d)          Except as set forth on Disclosure Schedule 2.22(d), (i) all billing and collection practices of the Company Entities with respect to all Government Programs and Private Programs are in material compliance with all Health Care Laws, Payor Agreements, and to the Knowledge of the Company, regulations and policies of such Government Programs and Private Programs; (ii) no Company Entity has billed or submitted any claims for reimbursement in excess of amounts allowed by Health Care Laws or that are cause for civil or criminal penalties under, or mandatory or permissive exclusion from, any Government Program or under the terms of a Payor Agreement; and (iii) each of the Company Entities have maintained in all material respects records as required by Health Care Laws relating to the provision of, or billing or collection for, health care services to patients.

(e)          The relationships of the Company Entities with their physician referral sources are good commercial working relationships. Except as disclosed in Disclosure Schedule 2.22(e), none of such referral sources who have made referrals for the Business that aggregate in excess of 5% of the revenue of the Company Entities in calendar year 2023 has canceled, terminated or otherwise materially altered or notified any authorized representative of the Company Entities of any intention to cancel, terminate or materially alter its relationship with the Company Entities since January 1, 2024, and to the knowledge of Sellers, there will not be any such change as a result of the transactions contemplated by this Agreement. Except as otherwise listed on Disclosure Schedule 2.22(e), none of the clinic locations are leased from landlords who are, or that are owned in whole or in part by, one or more physicians who have referred, or who based on the nature of their practice may refer, patients to the Company Entities for the provision of rehabilitation services.

2.23        Provider Programs.

(a)          To the extent applicable to its operations, each of the Affiliated Practices are enrolled as suppliers under Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act).  Disclosure Schedule 2.23(a) sets forth the Affiliated Practices’ Payor Agreements for Medicare, Medicaid, and such other federal, state or local governmental programs from which the Affiliated Practices presently receive reimbursement on account of health care services provided by them (each, a “Government Program”), or with such private non-governmental payors or programs, including any private insurance payor or program, self-insured employer, or other third-party payor (each, a “Private Program”), under which the Affiliated Practices receive reimbursement for Health Care services provided by them.  None of the Affiliated Practices has received written notice from any Government Program or Private Program to the effect that it intends to cease or materially alter its business relationship with such Affiliated Practice (whether as a result of the Transactions or otherwise).

(b)          Except as set forth on Disclosure Schedule 2.23(b), no Government Program or Private Program (i) has indicated in writing its intent to cancel or otherwise substantially modify its relationship with any Affiliated Practice or (ii) has advised in writing any Affiliated Practice of any material dispute outside the Ordinary Course of Business regarding reimbursement that has been paid to such Affiliated Practice relating to the provision of Health Care services. No material violation or Order exists with respect to any of the Payor Agreements.  No Company Entity has received written notice of any Action pending by any Governmental Entity, and, to the Knowledge of the Company, there are no threatened Actions by any Governmental Entity, Government Program or Private Program, to revoke, suspend, refuse to renew, or adversely modify, any Payor Agreement.

2.24        Data Privacy and Security.

(a)          To the Knowledge of the Company, the Company and all Processing of Personal Information by or on behalf of the Company, is and has at all times been in compliance in all material respects with all Data Requirements. The Company has not received any written communication regarding any actual or suspected violation of any Data Requirements. No Action against the Company, or any audit or other investigation of the Company, by any Governmental Entity under any Data Requirements has occurred, is pending or, to the Company’s Knowledge, is threatened.

(b)          Except as set forth on Disclosure Schedule 2.24(b), the Company has established and has at all times maintained and, to the Knowledge of the Company, complied in all material respects with all policies regarding the confidentiality, nondisclosure, privacy, and security of all data and information Processed by or on behalf of the Company (“Company Data”) as required by all Data Requirements. The Company has obtained all applicable consents, permissions and authorizations required by all Data Requirements with respect to all Company Data and the Processing thereof. Without limiting the foregoing, the Company has entered into a valid and enforceable business associate agreement (as defined under HIPAA) with its Affiliated Practices, as applicable. To the Knowledge of the Company, the Company has entered into such other Contract as may be required under any Data Requirements in all instances in which the Company has processed Personal Information of, for, or on behalf of any Person, and in all instances in which any Person has processed Personal Information for or on behalf of the Company, that in each instance, to the Knowledge of the Company, complies with all Data Requirements.

(c)          Since January 1, 2018, the Company has not notified, and, to the Knowledge of the Company, there have been no facts or circumstances that would require the Company to notify, any Governmental Entity or other Person of any Security Incident.

(d)           Following the Closing, the Company will retain and have all consents, permissions and authorizations necessary to Process all Company Data in the same manner and to the same extent the Company Data was Processed by and on behalf of Company prior to the Closing. The Transactions will not cause, constitute, or result in a breach or violation of any applicable Data Requirements.

2.25       Brokerage.  Except for Livingstone Partners, LLC, there are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the Transactions based on any Contract to which any Company Entity is a party or that is otherwise binding upon any Company Entity and no Person is entitled to any fee or commission or like payment in respect thereof.

2.26        Stimulus Funds.

(a)          Disclosure Schedule 2.26(a) sets forth all CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic in which any Company Entity are participating and the amount of funds received or requested by such Company Entity for each such program as of the date hereof (the “CARES Funds”).  The Company Entities have maintained accounting records associated with the CARES Funds in compliance with all the terms and conditions of such programs, including the Relief Fund Payment Terms and Conditions and related guidance available as of the date hereof.  The Company Entities have utilized all such CARES Funds received by them pursuant to the Public Health and Social Services Emergency Fund in accordance with all Laws and the applicable Relief Fund Payment Terms and Conditions.  Further, any such CARES Funds that have not been so used are maintained in the bank account(s) of the applicable Company Entity, as applicable, and have not been distributed to or any other Person, or otherwise utilized or expended.  Except as set forth on Disclosure Schedule 2.26(a), no Company Entity has requested any advance payments from Medicare pursuant to the applicable CARES Act stimulus fund program.

(b)          Except as set forth on Disclosure Schedule 2.26(b), no Company Entity has taken a loan pursuant to the Paycheck Protection Program (each, a “PPP Loan” and, together with the CARES Funds, the “Stimulus Funds”).  A true and accurate copy of all PPP Loan applications of each Company Entity have been provided to Buyer.  Each Company Entity, if applicable, that applied for a PPP Loan was and remains eligible for such PPP Loan and has complied with all terms and conditions relating to the PPP Loan.

(c)          Except as expressly disclosed pursuant to this Section 2.26, no Company Entities have applied for or received any Stimulus Funds or other funds, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic or any issues relating thereto.

2.27       No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, NONE OF THE COMPANY ENTITIES, OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY COMPANY ENTITY (INCLUDING ANY OF THE ASSETS OR LIABILITIES OF ANY COMPANY ENTITY) OR TO ANY OTHER INFORMATION PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY PROJECTION OR FORECAST RELATING TO THE BUSINESS).  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, NONE OF SELLERS OR THE COMPANY ENTITIES OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS REPRESENTATIVES, OR BUYER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN THE DATA ROOM OR ANY MANAGEMENT PRESENTATION OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS.

ARTICLE III.
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules or as required under or necessary to carry out the Transaction Agreements or any documents contemplated to be delivered or executed in connection therewith, each Seller hereby represents and warrants to Buyer on a several (and not joint) basis as follows in Sections 3.1, 3.2, 3.3 and 3.5 and Mayrsohn hereby represents and warrants to Buyer as follows in Section 3.4:

3.1        Ownership.  Each Seller is the legal record owner of the Equity Interests of the Company (including the Transferred Interests) described on Disclosure Schedule 2.3(a)(i), free and clear of Liens (except Permitted Liens) other than restrictions on transfer arising under applicable federal and state securities Laws and pursuant to the Company LLC Agreement.

3.2          Enforceability.  This Agreement has been, and each other Transaction Agreement to which such Seller is or will be a party has been or will be prior to the Closing, duly executed and delivered by such Seller.  This Agreement constitutes, and each other Transaction Agreement to which such Seller is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to Enforceability Exceptions.

3.3          No Conflict; Required Filings and Consents.

(a)          The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party does not, and the performance by such Seller of this Agreement and such other Transaction Agreements will not, (i) conflict with or violate any Law or Order applicable to such Seller or by which any property or asset of such Seller is bound or affected; (ii) (A) require any consent, notice, approval or other action by any Person under, (B) conflict with or result in any violation or breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract or Permit, except in the case of Section 3.3(a)(i) and Section 3.3(a)(ii) for such violations, conflicts, defaults, breaches or other events which would not have a Material Adverse Effect; or (iii) result in the creation of a Lien on any property or asset of such Seller.

(b)          The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party does not and will not, and the performance of this Agreement and such other Transaction Agreements by such Seller will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity.

3.4          Securities and Investment Matters.

(a)        Mayrsohn has such knowledge, skill and experience in business, financial and investment matters that he is capable of evaluating the merits and risks of an investment in the USPT Shares. With the assistance of his own professional advisors, to the extent that he has deemed appropriate, Mayrsohn has made his own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the USPT Shares. Mayrsohn has considered the suitability of the USPT Shares as an investment in light of his own circumstances and financial condition and he is able to bear the risks associated with an investment in the USPT Shares.

(b)           Mayrsohn is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(c)           Mayrsohn is acquiring the USPT Shares solely for his own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the USPT Shares.

3.5        No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER SELLER NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO EITHER SELLER (INCLUDING ANY OF THE ASSETS OR LIABILITIES OF EITHER SELLER) OR TO ANY OTHER INFORMATION PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES. NEITHER SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS REPRESENTATIVES, OR BUYER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN THE DATA ROOM OR ANY MANAGEMENT PRESENTATION OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1         Organization; Power.  Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified or licensed.  Buyer possesses all requisite organizational power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the Transactions.

4.2         Authorization.  Buyer possesses all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which Buyer is a party and to consummate the Transactions.  All organizational actions and proceedings required to be taken by or on the part of Buyer to authorize and permit the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the compliance by Buyer with the provisions of this Agreement and each Transaction Agreement to which it is a party, have been duly and validly taken.  This Agreement has been, and each other Transaction Agreement to which Buyer is a party has been, duly executed and delivered by Buyer.  This Agreement constitutes, and each other Transaction Agreement to which Buyer is a party constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to Enforceability Exceptions.

4.3          No Conflict; Required Filings and Consents.

(a)          The execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party does not, and the performance by Buyer of this Agreement and such other Transaction Agreements will not, (i) conflict with or violate any provision of the organizational documents of Buyer or its Subsidiaries; (ii) conflict with or violate any Law or Order applicable to Buyer, any of its Subsidiaries or by which any property or asset of Buyer or any of its Subsidiaries is bound or affected; or (iii) (A) require any consent, notice, approval or other action by any Person under, (B) conflict with or result in any violation or breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract or Permit.

(b)          The execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party does not and will not, and the performance of this Agreement and such other Transaction Agreements by Buyer will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity.

4.4         Investment.  Buyer is purchasing or acquiring, as applicable, the Transferred Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Transferred Interests in violation of federal and state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Transferred Interests have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.

4.5       Legal Proceedings.  There are no Actions pending or, to the Knowledge of Buyer, threatened against or affecting Buyer, its Subsidiaries, any of their respective officers or directors or managers (in their capacities as such) or any of the assets owned or used by Buyer or any of its Subsidiaries that, individually or in the aggregate, challenges, or that could have the effect of preventing or making illegal any of the Transactions.

4.6          No Exclusion.  Neither Buyer, nor any of its Affiliates, is a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Entity.  Neither Buyer, nor any of its Affiliates nor any of their respective officers or directors, is or has ever been excluded, suspended or debarred from participation, or is or has ever been otherwise ineligible to participate in any Government Program.

4.7        Available Funds.  Buyer has sufficient funds (or access to other sources of immediately available funds) to permit Buyer to consummate the Transactions. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it will not be a condition to the obligations of Buyer to consummate the Transactions that Buyer have sufficient funds for payment of the Purchase Price.

4.8          Solvency. Buyer is not entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries. After giving effect to the Transactions, at and immediately after the Closing, Buyer and its Subsidiaries (including the Company) on a consolidated basis (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred debts beyond its ability to pay as they mature or become due.

4.9        Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the Transactions based on any Contract to which Buyer is a party or that is otherwise binding upon Buyer and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE V.
PRE-CLOSING COVENANTS

5.1         Conduct of Business by the Company.  From the date of this Agreement until the Closing, unless Buyer otherwise agrees in writing, the Company will (a) conduct its businesses and operations in the Ordinary Course of Business; (b) preserve intact its corporate existence and business organization; (c) use its commercially reasonable efforts to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers, resellers, employees, therapists, licensors, distributors and others having business relationships with it; (d) use its commercially reasonable efforts to preserve and maintain in all material respects its present properties and its tangible and intangible assets in the same condition as existing on the date of this Agreement; (e) comply in all material respects with all Laws and Material Contracts; (f) preserve and maintain all its Permits; and (g) not take or permit any action that would cause any of the changes, events, or conditions described in Section 2.8 to occur.

5.2          Access to Information.  From the date of this Agreement until the Closing, Sellers will, and will cause the Company to, provide Buyer and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives, and its financing sources and their representatives, access on reasonable notice during normal business hours to all properties, facilities and offices and true and correct copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts and such financial and operating data and other information with respect to the Company as such Persons may reasonably request).

5.3         Consents.  From the date of this Agreement until the Closing, Sellers will, and will cause the Company to, use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the Transactions to all third parties set forth in Schedule 1.5(c)(1).

5.4          Exclusivity.

(a)          From the date of this Agreement until the Closing or termination under ARTICLE X, the Company and the officers, directors, managers, employees, members, stockholders, representatives, agents, investment bankers and Affiliates of the Company, including the Affiliated Practices (collectively, the “Representatives”), agree not to, directly or indirectly, pursue, solicit, initiate, facilitate, encourage, continue inquiries, provide information or otherwise enter into any agreements, discussions or negotiations or other arrangements regarding or which could lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization, liquidation or otherwise) of all or any part of the Equity Interests or any significant portion of the assets of any Company Entity with any other Person other than Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any Person other than Buyer and its Affiliates, representatives, agents and lenders other than as required by Law or information which is traditionally provided in the regular course of the Company Entities’ business operations to third parties. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company and the Affiliated Practices) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than Buyer and its representatives) conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)          Promptly following the date of this Agreement, Sellers’ Representative will, or will cause the Company and its Affiliates to, request that (i) all Evaluation Material (as defined in the Confidentiality Agreement) previously disclosed to any other Person in connection with the sale process of the Company be destroyed or returned to Sellers’ Representative; (ii) all notes, abstracts and other documents that contain Confidential Information be destroyed; and (iii) the receiving party of such Confidential Information provide Sellers’ Representative a written certification of an officer of the receiving party that the foregoing clauses (i) and (ii) have been satisfied.

(c)          In addition to the other obligations under this Section 5.4, during the period from the date hereof through the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE X, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers, the Company or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, including any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(d)        Sellers agree that the rights and remedies for noncompliance with this Section 5.4 may include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

5.5          Efforts; Cooperation.

(a)         Unless a different or higher standard is expressly required by this Agreement, the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Agreements to which it is a party and consummate and make effective the Transactions.  Each party hereto also agrees to use commercially reasonable efforts to cooperate with the other parties hereto and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the Transactions.

5.6          Post-Closing Employee Matters.

(a)        For a period of not less than twelve (12) months following the Closing Date (or the applicable employee’s period of employment, if shorter), for each employee of the Company who was employed immediately prior to the Closing (including employees who were full-time, part-time, temporary, on vacation or not actively at work on account of vacation, illness, disability or leave of absence) and who remain so employed immediately after the Closing (each a “Continuing Employee”), Buyer shall (or shall cause its Subsidiaries or Affiliates to) cause each Company Entity, as applicable, to provide the same level and amount of base salary or wages (as applicable) and commission opportunities as in effect as of immediately prior to the Closing.

(b)          For purposes of eligibility, vesting, benefit accruals and level of paid time off benefits under the employee benefit plans of Buyer (the “Buyer Plans”), Buyer shall, or shall cause the Company or one of its Affiliates to, credit each Continuing Employee with his or her years of service with the Company that such Continuing Employee was entitled immediately prior to the Closing under any similar Benefit Plan to the extent permitted by the applicable Buyer Plan; provided, however, such credit of years of service shall not be given to the extent that (i) such credit would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan. Buyer shall, or shall cause the Company or one of its Affiliates to, for twelve (12) months following the Closing Date (or if earlier, the date of the Continuing Employee’s termination of employment with Buyer and its Affiliates, including the Company) (the “Benefits Period”), provide or make available to each Continuing Employee employee benefits that are substantially similar in the aggregate to those provided to such Continuing Employees immediately prior to the Closing Date.

(c)          This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.6 shall not create any right in any Continuing Employee or any other Person to any continued employment with the Company Entities, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1          Release by Sellers.

(a)          Each of Mayrsohn and Glasser, on behalf of itself and each of its Affiliates (individually, a “Releasing Party” and collectively, “Releasing Parties”), releases and forever discharges the Company and each of its officers, directors, managers and employees in their capacities as such (individually, a “Released Party” and collectively, “Released Parties”) from any and all demands, claims, actions, investigations, legal proceedings (whether at law or in equity), arbitrations, judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other proceedings or of any claim, default or assessment), whether arising or pleaded in law or in equity, under contract, statute, tort or otherwise and in each case, whether known, unknown, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, liquidated, unliquidated, absolute, contingent, direct, indirect, conditional, unconditional, secured, unsecured, vicarious, derivative, due, joint, several or secondary (collectively “Seller Release Damages”), directly or indirectly relating to or involving the Released Parties, which such Releasing Party now has, has ever had or may hereafter have, in its capacity as an owner, against the respective Released Parties arising on or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring prior to the Closing Date (together, the “Released Claims”).  Each Releasing Party irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter released hereby.

(b)          The releases and discharges contained in Section 6.1(a) will be construed as general releases with respect to the Released Claims and each Releasing Party irrevocably waives its respective rights with respect to its Released Claims under any applicable Law that provides that a general release does not extend to Seller Release Damages which a releasing party does not know of, or suspect to exist in its favor, at the time of execution of the release or discharge, which if known would have affected its release agreement with the released party.  Each Releasing Party shall not directly or indirectly, assert any claim, or commence, institute or cause to be commenced any action, suit, arbitration or other proceeding against any Released Party based upon or in connection with any Released Claim.  THE RELEASES AND DISCHARGES OF ANY PERSON UNDER THIS SECTION 6.1 SHALL APPLY REGARDLESS OF CAUSE, INCLUDING IF SUCH PERSON WAS JOINTLY, SOLELY OR CONCURRENTLY NEGLIGENT, GROSSLY NEGLIGENT OR OTHERWISE.

(c)          The releases and discharges contained in Section 6.1(a) are a complete compromise of rights by each Releasing Party solely with respect to the Released Claims. EACH RELEASING PARTY WAIVES ANY RIGHTS IT MAY HAVE WITH RESPECT TO THE RELEASED CLAIMS BY SUCH PARTY UNDER ANY STATUTE OR COMMON LAW PRINCIPLE THAT WOULD LIMIT THE EFFECT OF THIS RELEASE TO THOSE MATTERS ACTUALLY KNOWN OR SUSPECTED TO EXIST AT THE TIME OF EXECUTION OF THIS RELEASE, OR THAT WOULD OTHERWISE LIMIT THE SCOPE AND BREADTH OF THIS RELEASE IN ANY WAY, AS EACH PARTY INTENDS A FULL AND FINAL REPOSE OF ALL DISPUTES AND POTENTIAL LITIGATION RELATED TO THE RELEASED CLAIMS BY SUCH PARTY.

(d)          The parties are entering into the release contemplated by this Section 6.1 as a commercial accommodation only.  Nothing contained in this release will constitute, or will be construed to constitute, an admission of fact, liability or wrongdoing on the part of any party.

(e)          In signing this Agreement, each Releasing Party acknowledges and agrees that this release will be effective as a bar to any and all Released Claims of such Releasing Party.  In furtherance of the foregoing, each Releasing Party will not commence or voluntarily participate in any claim, action or proceeding with respect to or based upon any Released Claim of such Releasing Party.  If any Releasing Party hereafter commences (or voluntarily participates in) any action or proceeding against any Released Party with respect to or based upon any Released Claim of such Releasing Party, then this release shall be deemed breached by such Releasing Party and the affected Released Party shall be entitled to reimbursement from such Releasing Party of its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) suffered, sustained or incurred by it in connection with such claim, action or proceeding and shall be fully indemnified by such Releasing Party for such fees and costs.  This release may be pleaded by any Released Party as a counterclaim or cross-claim in any such claim, action or proceeding.  For the avoidance of doubt, participating in any action or proceeding required by court order, subpoena or applicable Law shall not be considered voluntarily for purposes of this Section 6.1.

6.2         Confidentiality of Terms of Transaction.  Subject to Section 11.12 and except as otherwise required by Law, each of the parties hereto will keep confidential, and not disclose, the terms and status of this Agreement and the other Transaction Agreements, the Transactions and the identity of the other parties hereto; provided that each of the parties hereto will have the right to communicate and discuss with, and provide to, its respective legal advisors, representatives, officers or employees, directors, managers, consultants and agents, any information regarding the terms and status of this Agreement and the other Transaction Agreements and the Transactions provided such parties agree to restrictions of disclosure and non-use consistent with the restrictions set forth in the Confidentiality Agreement.

6.3          Disclosure Schedules.

(a)          The Disclosure Schedules will be in writing and will qualify this Agreement.

(b)          The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to any Company Entity or constitutes a Material Adverse Effect.  Any fact or item that is disclosed in any Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other Disclosure Schedule reasonably apparent on the face of such disclosure will be deemed to be disclosed in such other Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.  Descriptions of terms or documents summarized in the Disclosure Schedules will be qualified in their entirety by the documents themselves.

(c)          From time to time prior to the Closing, the Company and Sellers’ Representative (on behalf of Sellers) will have the right to supplement or amend the Disclosure Schedules to this Agreement with respect to any matter arising or discovered after the date hereof which, if existing, occurring or actually known by Sellers as of the date of this Agreement, would have been required to be disclosed in the Disclosure Schedules (each a “Schedule Supplement”); provided that for purposes of determining the indemnification rights of Buyer set forth in Section 8.2(a)(1) or determining accuracy of the representations and warranties of the Company Entities in ARTICLE II and of each Seller in ARTICLE III for purposes of determining satisfaction of the conditions set forth in Section 7.1(a), except as agreed in writing by Buyer, the Disclosure Schedules delivered by the Company and Sellers or Sellers’ Representative will be deemed to include only that information contained therein on the date of this Agreement and will be deemed to exclude any information contained in any Schedule Supplement; provided, further, however, that if, as a result of matters disclosed in a Schedule Supplement, Buyer has the right to terminate this Agreement pursuant to Section 10.1(b)(1), but does not elect to terminate within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Article VIII with respect to such matter.

6.4         Further Actions.  In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request.

6.5        Cash Sweep. Prior to the Closing, Sellers shall use commercially reasonable efforts to, in accordance with applicable Law, distribute all Cash of the Company and Company Subsidiaries to the Sellers. From and after the Closing Date, to the extent there were deposits in transit but not yet credited as of 11:59 p.m. (Eastern Standard Time) on the Closing Date (including uncleared checks, drafts and other bank deposits and credit card payments that have been made but have not yet been credited as of 11:59 p.m. (Eastern Standard Time) on the Closing Date, less any amounts on checks or otherwise paid by the Company but not yet cleared), Buyer will cause the Company and Company Subsidiaries to promptly, but in any event within five (5) Business Days following the Closing Date, distribute such amounts to the Sellers in accordance with each Seller’s Pro Rata Share.

6.6       Earn-Out Bonus Payments. Subject to, and contingent upon, (a) the achievement of the Earn-Out Payment Condition and (b) Bonus Recipient’s continued employment with the applicable Company Entity through the Payment Date (defined below), such Bonus Recipient will be entitled to a cash bonus (an “Earn-Out Bonus”) equal to the product of (i) the amount set forth opposite such Bonus Recipient’s name on Schedule A-6 under the heading “Maximum Earn-Out Bonus” multiplied by (ii) the Earn-Out Payment divided by the Earn-Out Cap. For example, if a Bonus Recipient’s Maximum Earn-Out Bonus is $100,000 and the Earn-Out Payment is $10,000,000, then such Bonus Recipient’s Earn-Out Bonus would be equal to $100,000 * ($10,000,000 / $20,000,000), or $50,000. Within thirty (30) days following the date that the Earn-Out Payment is finally determined pursuant to Section 1.3, Buyer shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds, an amount equal to the sum of (x) the aggregate amount of the Earn-Out Bonuses payable to the Bonus Recipients pursuant to this Section 6.6 plus (y) the employer portion of any employment or payroll Taxes payable, or any other required withholdings, with respect thereto (collectively, the “Earn-Out Bonus Amount”). Promptly following receipt of the Earn-Out Bonus Amount, but in any event within the short-term deferral period under Code Section 409A to the extent necessary to comply with Code Section 409A (such date the Earn-Out Bonus is actually paid, the “Payment Date”), Buyer shall cause the Company to pay the Earn-Out Bonuses to the Bonus Recipients, subject to applicable Tax and other withholdings, in a single lump sum in accordance with the Company’s standard payroll processes.

ARTICLE VII.
CONDITIONS

7.1        Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction of each of the following conditions as of the Closing:

(a)          Representations and Warranties.  Each of the representations and warranties of the Company Entities and Sellers herein (i) that are not qualified by materiality, Material Adverse Effect or similar phrases will be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties will be true and correct in all material respects on and as of such dates); and (ii) that are qualified by materiality, Material Adverse Effect, or similar phrases or that are Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties will be true and correct in all respects on and as of such dates).

(b)          Performance of Covenants.  Sellers’ Representative, Sellers and the Company will have performed and complied in all material respects with all their covenants and agreements required to be performed by them pursuant to the Transaction Agreements prior to the Closing Date.

(c)          No Material Adverse Effect.  Since the date of this Agreement, there will have been no change, event, occurrence or circumstance that has had a Material Adverse Effect on the Business.

(d)          Antitrust Laws.  No Action by any Antitrust Enforcement Authority to enjoin or restrain the Transactions will be pending; and no agreement with or commitment to any Antitrust Enforcement Authority not to consummate the Transactions will be in effect.

(e)          MSO Documents. Buyer and Sellers’ Representative will have mutually agreed upon forms of the MSO Documents.

(f)          Proceedings; Orders.  (i) No Action will be pending before any Governmental Entity in which it is sought to restrain or prohibit or to obtain material damages or other relief (including rescission) in connection with the Transactions; and (ii) no such Order has been entered and not subsequently dismissed or discharged with prejudice.  There will not be in effect any material Order by a Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(g)          Governmental Approvals.  All filings, notices, licenses, permits, approvals or other consents of, to or with, any Governmental Entity, including, without limitation, any state health care transaction approval requirements, that are listed in Schedule 1.5(c)(1) will have been duly made or obtained and will be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Buyer.

(h)        Consents.  All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Entity) that are listed in Schedule 1.5(c)(1) will have been duly made or obtained and will be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Buyer.

(i)        Transaction Agreements and Other Agreements.  Buyer will have received counterparts to each of the documents and agreements set forth in Section 1.5(c), duly executed by each party other than Buyer or its Affiliates.

(j)           Officer’s Certificate.  Buyer will have received a certificate duly executed by Sellers’ Representative, dated as of the Closing, certifying that each of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) have been fully satisfied.

(k)           Other Documents.  Buyer will have received such other documents or instruments as Buyer may reasonably request or may be required to effect the Transactions.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2        Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions as of the Closing:

(a)         Representations and Warranties.  Each of the representations and warranties of Buyer herein (i) that are not qualified by materiality, material adverse effect or similar phrases will be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties will be true and correct in all material respects on and as of such dates); and (ii) that are qualified by materiality, material adverse effect, or similar phrases will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties will be true and correct in all respects on and as of such dates).

(b)           Performance of Covenants.  Buyer will have performed in all material respects all the covenants and agreements required to be performed by it pursuant to the Transaction Agreements on or prior to the Closing Date.

(c)          Antitrust Laws.  No Action by any Antitrust Enforcement Authority to enjoin or restrain the Transactions will be pending; and no agreement with or commitment to any Antitrust Enforcement Authority not to consummate the Transactions will be in effect.

(d)          Governmental Approvals.  All filings, notices, licenses, permits, approvals or other consents of, to or with, any Governmental Entity, including without limitation any state health care transaction approval requirements, that are listed in Schedule 1.5(c)(1) will have been duly made or obtained and will be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Sellers’ Representative.

(e)          Officer’s Certificate.  Buyer will have delivered to Sellers’ Representative a certificate duly executed by an officer of Buyer, dated as of the Closing, that each of the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

(f)        Transaction Agreements and Other Agreements.  Sellers’ Representative will have received counterparts to each of the documents and agreements set forth in Section 1.5(b), duly executed by each party other than Sellers or the Company.

(g)          Other Documents.  Sellers’ Representative will have received such other documents or instruments as Sellers’ Representative may reasonably request or may be required to effect the Transactions.

Sellers’ Representative may waive any condition specified in this Section 7.2 if he executes a writing so stating at or prior to the Closing.

ARTICLE VIII.
INDEMNIFICATION

8.1          Survival Periods.

(a)          Subject to the limitations in this ARTICLE VIII, all representations, warranties, covenants and agreements in this Agreement and in any certificate delivered in connection with this Agreement will survive the execution and delivery of this Agreement or any such certificate and the consummation of the Transactions.

(b)          Notwithstanding anything herein to the contrary, Sellers will not be liable with respect to any claim for indemnification pursuant to Sections 8.2(a)(1), (2), (5) and (6) and Buyer will not be liable with respect to any claim for indemnification pursuant to Section 8.3(a), unless written notice of such claim is delivered to Sellers’ Representative or Buyer, as the case may be, prior to the applicable Survival Date, if any.

(c)          For purposes of this Agreement, the term “Survival Date” means October 7, 2028; provided, however, (i) that covenants and agreements will survive the Closing until fully performed or observed in accordance with their terms and the Survival Date will be the date of such performance or observance and (ii) the Survival Date with respect to Fundamental Representations shall be the later of (x) the date that is six (6) years following the Closing Date and (y) the ninetieth (90th) day after the expiration of the applicable statute of limitation.

(d)          The parties hereto agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach will continue to survive until such matter is finally resolved.

8.2         Indemnification of Buyer Indemnified Parties by Sellers.

(a)          Indemnification.  Each Seller hereby agrees (i) on a joint and several basis, with respect to all representations in ARTICLE II; and (ii) on an individual basis, in accordance with and not to exceed the amount of each Seller’s Pro Rata Share, with respect to the representations in ARTICLE III and such Seller’s individual covenants and agreements herein, to indemnify Buyer and its Affiliates (other than the Company Entities) and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of any Loss which such Buyer Indemnified Party  or any Company Entity may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(1)          the breach or inaccuracy of any representation or warranty of the Company Entities in ARTICLE II or in any certificate delivered pursuant to this Agreement or the breach or inaccuracy of any representation or warranty of Sellers in ARTICLE III, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach or of the Losses resulting from, arising out of or relating to such breach;

(2)          the breach, non-compliance or non-performance of any covenant, or agreement of the Company or Sellers in this Agreement or in any certificate delivered pursuant to this Agreement, in each case to the extent required to be performed prior to the Closing Date;

(3)          except to the extent of the dollar amount taken into account in the calculation of the Adjustment Amount, any of the Indebtedness Amount, and Company Transaction Expenses;

(4)          all Seller Taxes;

(5)          any and all liabilities and other obligations of any Company Entity to any director, manager, employee or former director, manager or employee of any Company Entity, or any owner or former owner of any Equity Interests (or similar equity rights) in, any of the Company Entities (other than the Historical Earnout/Note Obligation Amount to the extent satisfied from the Historical Obligation Escrow Account), arising from or relating to the periods prior to or on the Closing Date, which for the avoidance of doubt includes any and all liabilities and other obligations to any owner or former owner of such Equity Interests that is in excess of the amount paid to such owner or former owner for such Equity Interests in connection with the transactions contemplated by the Closing; or

(6)          (i) any claim or legal action brought against any Company Entity or a Buyer Indemnified Party by an employee, former employee, contractor or former contractor of any Company Entity arising from or relating to any period prior to the Closing, (ii) any overpayment, fine or penalty with respect to any Government Programs or Private Programs relating to services performed by a Company Entity prior to the Closing, (iii) any breach by a Company Entity of any Material Contract occurring prior to the Closing, and (iv) any violations of applicable Laws by any Company Entity arising from or relating to any period prior to the Closing.

(b)          Limitations.

(1)          No amount will be payable to the Buyer Indemnified Parties in satisfaction of claims for indemnification pursuant to Sections 8.2(a)(1), (2), (5) or (6) unless (A) the particular Loss suffered by a Buyer Indemnified Parties or a Company Entity, as applicable, exceeds $10,000 (each such Loss exceeding such threshold, a “Qualifying Loss”), and until (B) the aggregate amount of all Losses of the Buyer Indemnified Parties or the Company Entities, as applicable, arising therefrom exceeds $250,000 (the “Threshold”), at which time Sellers will indemnify the Buyer Indemnified Parties for the amount of all such Losses of the Buyer Indemnified Parties or the Company Entities, as applicable, in excess of the Threshold, up to an aggregate amount not to exceed the Indemnity Escrow Amount (the “Cap”), other than with respect to Losses arising from Fraud or a breach or inaccuracy of any Fundamental Representation.

(2)          The aggregate amount of all Losses that Sellers must indemnify the Buyer Indemnified Parties for, other than any Losses arising from a breach or inaccuracy of any Fundamental Representation or with respect to Fraud, shall not exceed the Cap. The aggregate amount of all Losses that Sellers must indemnify the Buyer Indemnified Parties for any Losses arising from a breach or inaccuracy of any Fundamental Representation, other than with respect to Fraud, shall not exceed the Purchase Price (including any Earn-Out Payment actually earned pursuant to Section 1.3).

(3)          The aggregate liability of the Sellers for Losses that any Company Entity may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with indemnification claims arising out of Section 8.2(a) shall be equal to the percentage that Buyer or its Affiliates (other than any Company Entity) own in the Company at the time of such Loss, with such Losses payable by the Sellers to the Buyer or its Affiliates, as applicable, subject to the other limitations included in this ARTICLE VIII. To the extent that such Loss is suffered directly by Buyer or its Affiliates (other than any Company Entity), the aggregate liability of the Sellers shall be 100%, subject to the other limitations included in this ARTICLE VIII.

8.3        Indemnification of the Seller Indemnified Parties by Buyer.  Buyer agrees to indemnify Sellers and their respective Affiliates, and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”), and hold each of them harmless against the Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(a)          the breach or inaccuracy by Buyer of any representation or warranty made by Buyer in this Agreement or in any certificate delivered pursuant to this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “material adverse effect” or similar qualifiers to similar effect set forth in such representation or warranty for purposes of determining whether there is a breach or of the Losses resulting from, arising out of or relating to such breach; or

(b)          the breach, non-compliance or non-performance of any covenant, agreement or obligation of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.

8.4      Special Rule for Fraud.  Notwithstanding anything in this ARTICLE VIII to the contrary, in the event of any breach of a representation, warranty, covenant or agreement that results from Fraud by or on behalf of the Company (on or prior to the Closing Date) or Sellers in connection with the consummation of the Transactions, then (a) such representation, warranty, covenant or agreement or will survive the execution and delivery of this Agreement and the consummation of the Transactions and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Survival Date; (b) the limitations set forth in this ARTICLE VIII will not apply to any Losses that any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach; and (c) none of such Losses will be subject to or will count towards the satisfaction of the Threshold or the Cap.

8.5          Notice and Defense of Third-Party Claims.

(a)          If a party hereto seeks indemnification under this ARTICLE VIII with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such party (the “Indemnified Party”) will promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.

(b)          With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this ARTICLE VIII, the Indemnifying Party will be entitled (i) to participate, at its sole cost and expense, in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification, or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first:

(1)          notify the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim in accordance with the terms of this Agreement (including the limitations set forth in Section 8.2(b)); and

(2)          furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Indemnified Parties under this ARTICLE VIII in respect of such Third-Party Claim.

(c)          Notwithstanding the foregoing, the Indemnifying Party will not have the right to assume control of the defense of a Third-Party Claim which (i) seeks non-monetary relief; or (ii) involves criminal allegations which could result in a felony indictment (each of the foregoing, an “Exception Claim”).

(d)          In the event that the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 8.5(b) or such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

(e)          If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 8.5(b), (i) the Indemnified Party will nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnified Party’s sole cost and expense; and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed); provided that the Indemnified Party will have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which will be paid by or on behalf of the Indemnifying Party, and (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any Liability or obligation with respect to such Third-Party Claim.

(f)          Irrespective of which party controls the defense of any Third-Party Claim, the other parties to this Agreement will, and will cause any non-party Affiliate to, cooperate with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling party’s possession or under its control relating thereto as is reasonably required by the controlling party.  The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim will, to the extent possible, be made in a manner to preserve any applicable attorney-client or work-product privilege.

8.6          Notice of Direct Claims.  If an Indemnified Party seeks indemnification under this ARTICLE VIII with respect to any matter which does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party will give written notice to the Indemnifying Party promptly, but in any event within five (5) Business Days, after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.  The Indemnifying Party will have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party will be deemed to have agreed to such claim.  If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party regarding the Direct Claim, then the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute will be resolved in accordance with Section 11.7.

8.7          Manner of Payment.  Any indemnification payment pursuant to this ARTICLE VIII will be effected by wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto; provided that, with respect to all or any portion of any indemnification payment to be made to any Buyer Indemnified Party through funds that remain available of the Indemnity Escrow Amount in the Indemnity Escrow Account, Sellers’ Representative and Buyer will, within five (5) Business Days after the determination of the amount thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the Indemnity Escrow Amount to an account designated by Buyer. In the event that an indemnification payment is due to Buyer in respect of Fraud or a breach or misrepresentation of a Fundamental Representation, Buyer shall be entitled to withhold and set off against any amount otherwise due to be paid pursuant to Section 1.3 the amount of such indemnification payment.

8.8          Mitigation.

(a)          The parties hereto will cooperate with each other to resolve any claim or liability with respect to which an Indemnified Party is entitled to indemnification hereunder, including by using or requiring the applicable Indemnified Parties use their respective reasonable best efforts to mitigate or resolve any such claim or liability upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b)          Without limiting the foregoing, each party hereto will use efforts to address any claims or Liabilities that may provide a basis for an indemnifiable claim such that each party hereto will respond to any claims or Liabilities in the same manner it would respond to such claims or Liabilities in the absence of the indemnification provisions of this Agreement.

8.9          Determination of Loss Amount.

(a)          Any indemnifiable claim with respect to any breach or nonperformance by any party hereto of a representation, warranty, covenant or agreement will be limited to the amount of indemnifiable Losses actually that the Indemnified Party sustains and incurs by reason of such breach or nonperformance (and no Indemnified Party will be entitled to receive an indemnification payment in respect of any contingent liability unless and until such liability becomes due and payable), net of any insurance proceeds that are actually realized (but reduced by any corresponding increase in premiums or deductible), and amounts actually recovered from third parties pursuant to insurance policies, indemnities, reimbursement arrangements or Contracts pursuant to which or under which such Indemnified Party or its Affiliates is a party or has rights (“Alternative Arrangements”).

(b)          If an inaccuracy in any of the representations and warranties made by the Company or Sellers or a breach of any covenants or agreements of the Company or Sellers gives rise to an adjustment to the Estimated Base Purchase Price or the Base Purchase Price (i.e., it is incorporated into the payment(s) made in accordance with ARTICLE I), then such inaccuracy or breach will not give rise to an indemnification obligation under ARTICLE VIII.

(c)          If Sellers’ Representative is conducting any defense against a Third-Party Claim for which a Buyer Indemnified Party has sought indemnification pursuant to Section 8.2(a), and Sellers’ Representative proposes to settle or compromise such Third-Party Claim (i) for only money damages, the full amount of which will be paid by or on behalf of Sellers, and (ii) which settlement or compromise includes, as a condition thereof, an express, unconditional release of the Buyer Indemnified Party from any Liability or obligation with respect to such Third-Party Claim,  and the Buyer Indemnified Party withholds its consent to such settlement or compromise, Sellers’ liability in connection with such Third-Party Claim will be limited to the amount of such proposed settlement or compromise (or the amount remaining of the Indemnity Escrow Amount in the Indemnity Escrow Account, if less).

(d)          The parties hereto intend that fees, costs and expenses, including reasonable attorneys’ fees and court costs incurred by a party who brings an action to enforce this Agreement or due to a breach of this Agreement, be included as Losses.

8.10        Reimbursement.  If an Indemnified Party recovers an amount from a third party (including pursuant to an Alternative Arrangement) in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss will be paid by or at the direction of the Indemnifying Party pursuant to this ARTICLE VIII, the Indemnified Party will promptly remit to the Indemnifying Party the excess, if any, of (a) the amount paid by or at the direction of the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof; less (b) the full amount of such Loss.

8.11       Release of Indemnity Escrow Amount.

(a)          Promptly following the second (2nd) anniversary of the Closing Date, Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to release an amount equal to, if greater than zero (such amount, the “Release Amount”), (x) the remaining balance of the Indemnity Escrow Account minus (y) $2,000,000.00, to Sellers by wire transfer to the account designated in writing by Sellers; provided, in the event that any Buyer Indemnified Party has made any claims for Losses pursuant to this Article VIII suffered or sustained by such Buyer Indemnified Party or any Company Entity that have not been finally resolved pursuant to this Article VIII as of such date and the aggregate amount of Losses incurred or reasonably expected to be incurred in connection with such outstanding indemnification claims (the “Claim Amount”) exceeds $2,000,000.00, then on such date, (a) Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to have the Escrow Agent pay to Sellers an amount, if any, equal to the Release Amount less the Claim Amount, and (b) the portion of the Indemnity Escrow Amount equal to the Claim Amount will remain held by the Escrow Agent pending the resolution of such outstanding indemnification claims.  Upon resolution of such outstanding indemnification claims, either by mutual agreement of the Buyer and Sellers’ Representative or pursuant to a final Order, (i) Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to release to Buyer or the applicable Buyer Indemnified Party any portion of the Claim Amount which Buyer or such Buyer Indemnified Party, as applicable, is entitled to receive as a result of the resolution of such outstanding indemnification claims by a payment from the Indemnity Escrow Account and (ii) Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to pay to Sellers an amount equal to any remaining balance of the Claim Amount.

(b)          Promptly following the fourth (4th) anniversary of the Closing Date, Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to release the remaining balance of the Indemnity Escrow Account, if any, to Sellers by wire transfer to the account designated in writing by Sellers; provided, in the event that any Buyer Indemnified Party has made any claims for Losses pursuant to this Article VIII suffered or sustained by such Buyer Indemnified Party or any Company Entity and such indemnification claims have not been finally resolved pursuant to this Article VIII as of such date, then on such date, (a) Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to have the Escrow Agent pay to Sellers an amount, if any, equal to the remaining balance of the Indemnity Escrow Account less the aggregate amount of Losses incurred or reasonably expected to be incurred in connection with such outstanding indemnification claims (the “Final Claim Amount”), and (b) the portion of the Indemnity Escrow Amount equal to the Final Claim Amount will remain held by the Escrow Agent pending the resolution of such outstanding indemnification claims.  Upon resolution of such outstanding indemnification claims, either by mutual agreement of Buyer and Sellers’ Representative or pursuant to a final Order, (i) Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to release to Buyer or the applicable Buyer Indemnified Party any portion of the Final Claim Amount which Buyer or such Buyer Indemnified Party, as applicable, is entitled to receive as a result of the resolution of such outstanding indemnification claims by a payment from the Indemnity Escrow Account and (ii) Buyer and the Sellers’ Representative, on behalf of Sellers, will execute a joint instruction to pay to Sellers an amount equal to any remaining balance of the Indemnity Escrow Account.

8.12      Exclusive Remedy.  The parties hereto agree that, from and after the date hereof, the indemnification provisions set forth in this ARTICLE VIII are the exclusive provisions in this Agreement with respect to the liability of Sellers or Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenants, agreements or other obligations in this Agreement and the sole remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims for breach of representation or warranty or covenants, agreements or other pre-Closing obligations arising out of this Agreement or any Law or legal theory applicable thereto; provided that nothing herein will preclude any party from (a) seeking any remedy based upon Fraud by any other party hereto; or (b) enforcing its right to specific performance under the Non-Competition Agreement or of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 11.11.

8.13      Adjustment to Purchase Price.  The parties hereto agree to treat any indemnification payment received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by Law.

8.14      Non-Reliance.  Buyer acknowledges that (a) except as expressly set forth in this Agreement, no party has made or is making any representations or warranties, express or implied, regarding Sellers, the Company Entities or the subject matter of this Agreement; (b) except as expressly set forth in ARTICLE II and ARTICLE III, Sellers have not made and are not making any representations or warranties, express or implied, regarding Sellers, the Company Entities or the subject matter of this Agreement; and (c) except as expressly set forth in ARTICLE II and ARTICLE III, Buyer is not relying and has not relied on any representations or warranties, express or implied, regarding Sellers, the Company Entities or the subject matter of this Agreement.  Further, in entering this Agreement, Buyer is only relying upon the representations and warranties expressly set forth in ARTICLE II and ARTICLE III, and Sellers will have no legal liability for any representations, warranties, or omissions except as expressly set for in ARTICLE II and ARTICLE III.

ARTICLE IX.
TAX MATTERS

9.1         Tax Treatment of Purchase of Transferred Interests.

(a)          The parties acknowledge and agree to treat the transactions described in the Agreement for U.S. federal and appliable state and local income Tax purposes as follows (the “Intended Tax Treatment”): as a purchase of partnership interests governed by Section 1001 of the Code, in each case, except to the extent otherwise required by Law.

(b)          Except to the extent required by a final “determination” within the meaning of 1313(a) of the Code, the parties hereto will (i) file all Tax Returns in a manner consistent with such Intended Tax Treatment and (ii) not take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax Return, or otherwise, that is inconsistent with the Intended Tax Treatment.

9.2         Allocation of Purchase Price. Within ninety (90) Business Days after the final determination of the Adjustment Amount, the Buyer will prepare and deliver to Sellers’ Representative a draft schedule (the “Draft Allocation Schedule”) allocating the Purchase Price (plus any Liabilities deemed assumed and other relevant items, in each case, treated as consideration for U.S. federal income Tax purposes) among the assets of the Company, which will be prepared in accordance with the Intended Tax Treatment and Section 1060 of the Code and the regulations promulgated thereunder and any similar provision of applicable Tax Law. No later than thirty (30) days following Sellers’ Representative’s receipt of the Draft Allocation Schedule, the Sellers’ Representative will deliver written comments to the Draft Allocation Schedule to the Buyer (the “Allocation Schedule Comments”), and the Buyer will consider all comments reasonably requested by the Sellers’ Representative. To the extent Buyer determines in good faith that it does not intend to revise the Draft Allocation Schedule to address an item set forth in the Allocation Schedule Comments, Buyer and the Sellers’ Representative will, for a period of ten (10) days following the Sellers’ Representative’s delivery of the Allocation Schedule Comments, negotiate in good faith to resolve such disputed items. If Buyer and the Sellers’ Representative are, at the end of such ten (10) day period, unable to resolve all of the disputed items with respect to the Allocation Schedule Comments, the disputed items will be submitted to the Accounting Firm for resolution (with the cost of fees to be paid to the Accounting Firm to be paid in equal shares by Buyer and Sellers). The Accounting Firm will not be permitted to make any other changes to the Draft Allocation Schedule other than those set forth in the Allocation Schedule Comments that are unresolved disputed items, and the Accounting Firm’s resolution of the unresolved disputed items will be binding on the parties. Once all disputed items, if any, are resolved, the Buyer will revise the Draft Allocation Schedule to reflect the resolved changes in accordance with this Section 9.2 (the “Allocation Schedule”) and deliver it to the Sellers’ Representative. The parties agree to update the Allocation Schedule from time-to-time to the extent that there are any adjustments made to the Purchase Price pursuant to the provision of this Agreement; provided, that any such updates to the Allocation Schedule will be made on a basis consistent with that utilized in determining the Allocation Schedule, as finalize pursuant to this Section 9.2. Except to the extent required by a final “determination” within the meaning of 1313(a) of the Code, the parties hereto will (i) file all Tax Returns in a manner consistent with such Allocation Schedule (as adjusted as necessary to reflect adjustments to the Purchase Price) and (ii) not take any position in any Action relating to Taxes that is inconsistent with such Allocation Schedule.  Notwithstanding anything in this Section 9.2 to the contrary, the Draft Allocation Schedule, the Allocation Schedule and any adjustments thereto as contemplated herein shall be consistent with the principles set forth on Schedule 9.2 (the “Allocation Methodology”). Buyer and Sellers’ Representative shall mutually agree on the Allocation Methodology and attach such Allocation Methodology as Schedule 9.2 to this Agreement as soon as reasonably practicable following the date hereof, but in any event prior to the Closing.

9.3         Tax Return Preparation.

(a)          The Sellers’ Representative, at the expense of Sellers, will prepare and file, or cause to be prepared and filed, all income Tax Returns required to be filed by the Company Entities (taking into account any applicable extensions) for any Tax period ending on or prior to the Closing Date (“Seller Prepared Returns”). All such Seller Prepared Returns will be prepared in accordance with past practice, except as otherwise required by applicable Law.  With respect to any Seller Prepared Return due on or after the Closing Date, the Sellers’ Representative will provide a draft copy of same to Buyer at least 30 days prior to the due date thereof (taking into account any applicable extensions), and incorporate any reasonable comments provided by Buyer at least 15 days prior to the due date thereof (taking into account any applicable extensions). To the extent disputes arise with respect to same, and Buyer and the Sellers’ Representative have not been able to resolve, in writing, any and all such disputes before the end of such 15 day period, Buyer and the Sellers’ Representative will submit to the Accounting Firm for review and resolution the issues underlying such Seller Prepared Returns in accordance with the procedures outlined in Section 1.6(f) applied on a mutatis mutandis basis. The resolution, as finally determined by the Accounting Firm, will be binding on the parties hereto and the Buyer Prepared Returns will be filed reflecting the Accounting Firm’s resolution.

(b)          The Sellers’ Representative, at the expense of Sellers, will also prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company Entities (taking into account any applicable extensions) for any Tax period ending on or prior to the Closing Date that are not Seller Prepared Returns and that are due on or before the Closing Date.

(c)          Buyer will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company Entities (i) for any Tax period ending on or prior to the Closing Date (the “Pre-Closing Period”) that are due after the Closing Date; and (ii) for any Tax periods which begin on or before the Closing Date and end after the Closing Date (the “Straddle Period”), in each case, that are not Seller Prepared Returns (“Buyer Prepared Returns”). All such Buyer Prepared Returns will be prepared in accordance with past practice, except as otherwise required by applicable Law. At least 30 days prior to the due date of any Buyer Prepared Return, Buyer will provide a draft of such Buyer Prepared Return to the Sellers’ Representative for the Sellers’ Representative’s review and comment. With respect to any such Buyer Prepared Return provided to the Sellers’ Representative, the Sellers’ Representative will have the right to review and approve any such Buyer Prepared Returns during the 15-day period (or shorter, as applicable) following the receipt of such Buyer Prepared Returns, which approval will not be unreasonably withheld, conditioned or delayed. Buyer will incorporate any reasonable comments made by the Sellers’ Representative in the Buyer Prepared Return. If at the end of such 15-day period (or shorter, as applicable) Buyer and the Sellers’ Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter in such Buyer Prepared Returns, Buyer and the Sellers’ Representative will submit to the Accounting Firm for review and resolution such Buyer Prepared Returns in accordance with the procedures outlined in Section 1.6(f) applied on a mutatis mutandis basis. The resolution, as finally determined by the Accounting Firm, will be binding on the parties hereto and the Buyer Prepared Returns will be filed reflecting the Accounting Firm’s resolution.

9.4         Straddle Period Taxes.  In the case of any Straddle Period, Taxes of the Company Entities or with respect to their assets or operations that shall be allocatable to Sellers is (a) in the case of any Taxes based on or measured by gross or net income or gross or net receipts, otherwise imposed on a transactional basis, or based on payroll, will be determined based on an interim closing of the books of the Company Entities as of the end of the Closing Date; provided that, any deductions for Taxes attributable to the payment of Company Transaction Expenses (to the extent economically borne by Sellers) will be allocated to the Sellers to the extent permitted under applicable Law, and (b) in the case of any other Taxes, will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period.

9.5         Cooperation. Buyer and Sellers’ Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes.  Buyer and Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate or reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

9.6         Controversies.  Notwithstanding Section 8.5, this Section 9.6 will control any inquiries, assessments, proceedings or similar actions by a Taxing Authority with respect to Taxes of the Company or any other Company Entity for the Pre-Closing Periods (“Tax Matters”).  Buyer will promptly notify Sellers’ Representative upon receipt by the Company of any notice of any Tax Matter from any Taxing Authority.  Sellers’ Representative will, at Sellers’ expense, assume the defense of any Tax Matter.  Buyer will have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by Sellers’ Representative.  Sellers will not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Company or any Affiliate of the foregoing without the prior written consent of Buyer, which consent will not be unreasonably conditioned, withheld or delayed.  Sellers’ Representative will keep Buyer fully informed with respect to the commencement, status and nature of any Tax Matter, and will, in good faith, allow Buyer to consult with Sellers’ Representative regarding the conduct of or positions taken in any such proceeding.

9.7         Amendment, Elections, Etc. Buyer will not, and will cause the Company to not, file an election to change the Tax classification of the Company with an effective date on or prior to the Closing Date.  Without the consent of the Sellers’ Representative, unless required by applicable Law, Buyer will not, and will cause the Company not to, (a) file any Tax Return or any amended Tax Return for the Company with respect to any Pre-Closing Period or Straddle Period (in the case of a Straddle Period, to the extent relating to the portion thereof through the Closing Date); (b) voluntarily initiate any discussions with a Taxing Authority with respect to Taxes or Tax Returns for the Company with respect to any Pre-Closing Period; or (c) make any Tax election or take any position for Tax purposes which would increase the amount of Taxes for which any Seller is responsible whether pursuant to this Agreement or otherwise.

9.8         Transfer Taxes. Buyer will pay, or cause to be paid, any and all real property transfer tax, stamp tax, equity transfer tax, or other similar Tax, whether imposed on the Company, Sellers or Buyer, as a result of the Transactions (collectively, “Transfer Taxes”) and will file any Tax Returns required to be filed by Buyer in connection with such Transfer Taxes.  Seller Representative will file any Tax Returns required to be file by Seller in connection with such Transfer Taxes.  Sellers agree to cooperate with Buyer, and Buyer with Sellers, in connection with the filing of any Tax Returns with respect to any Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns and the payment of such amounts due under this Section 9.8.

9.9         Section 754 Election.  Sellers acknowledge and agree that Buyer may, and may cause the Company and any other Company Entity that is a partnership for federal income tax purposes to, file an election under Section 754 of the Code with respect to the tax period covering this Agreement and the transactions contemplated herein, and Sellers will join in any such election to the extent necessary or helpful.

9.10       Opening Capital Account Balances.  Sellers and Buyer acknowledge and agree that, immediately after the transactions contemplated herein, for federal income tax purposes, and for purposes of any state and local Taxes that follow federal income tax principles, Buyer’s capital account balance in respect of the Company will be 50% of the sum of such capital account balance and the total capital account balances of Sellers.

ARTICLE X.
TERMINATION

10.1      Termination.  Without prejudice to other remedies which may be available to the parties pursuant to this Agreement, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)          Mutual Consent.  By mutual written consent of Buyer and Sellers’ Representative;

(b)          Breach of Representations, Warranties, Covenants or Agreements.

(1)          By Buyer upon delivery of written notice to Sellers’ Representative, if there has been a breach of any representation, warranty, covenant or agreement made by Sellers or the Company in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 7.1, and (y) (A) cannot be cured by the End Date or (B) if capable of being cured, will not have been cured by the date that is three (3) Business Days prior to the End Date; provided that Buyer is not entitled to terminate this Agreement pursuant to this Section 10.1(b)(1) if Buyer is in material breach of any of its representations, warranties, covenants or agreements in this Agreement; or

(2)          By Sellers’ Representative upon delivery of written notice to Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 7.2 and (y) (A) cannot be cured prior to the End Date or (B) if capable of being cured, will not have been cured by the date that is three (3) Business Days prior to the End Date; provided that none of Sellers or Sellers’ Representative is entitled to terminate this Agreement pursuant to this Section 10.1(b)(2) if any of Sellers or the Company is in material breach of any of its representations, warranties, covenants or agreements in this Agreement;

(c)          End Date.  By either Buyer or Sellers’ Representative upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m. (Eastern Standard Time) on December 31, 2024 (the “End Date”); provided that neither Buyer nor Sellers’ Representative will be entitled to terminate this Agreement pursuant to this Section 10.1(c) if such Person’s (or, in the case of the Company’s or any Seller’s) material breach of, or material failure to fulfill any obligation under, this Agreement has been the principal cause of the failure of the Closing to occur on or prior to such time on the End Date; or

(d)          Orders; Laws.  By either Buyer or Sellers’ Representative upon delivery of written notice to the other if (i) any Governmental Entity will have issued or entered any Order (other than an Order from an Antitrust Enforcement Authority) or (ii) any Governmental Entity will have enacted any Law or taken any other action which, in any such case of clauses (i) and (ii): would permanently restrain, enjoin or otherwise prohibit the consummation of all or any of the Transactions; provided that neither Buyer nor Sellers’ Representative will be entitled to terminate this Agreement pursuant to this Section 10.1(d) if (x) the issuance or entry of such judgment, Order or decree is the principal result of such Person’s (or, in the case of the Company’s or any Seller’s) material breach of, or material failure to fulfill any obligation under, this Agreement or any other Transaction Agreement or (y) such Person (or, in the case of the Company or any Seller) will have materially breached its obligations under (and subject to the limitations in) this Agreement to resist, resolve or lift such judgment, Order or decree or Law.

10.2       Effect of Termination.  Subject to the provisions of this Section 10.2, the rights of termination set forth above are in addition to any other rights a terminating party may have under this Agreement or the other Transaction Agreements, and the exercise of a right of termination will not be an election of remedies.  Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by Buyer or Sellers’ Representative as provided in Section 10.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement or any other Transaction Agreement except (i) that nothing in this Agreement or any other Transaction Agreement will relieve any party from any material breach of this Agreement or any other Transaction Agreement prior to such termination or for Fraud; and (ii) the provisions of this Section 10.2 (Effect of Termination), Section 6.2 (Confidentiality of Terms of Transaction) and ARTICLE XI (Miscellaneous) will remain in full force and effect and survive any termination of this Agreement pursuant to this ARTICLE X.

ARTICLE XI.
MISCELLANEOUS

11.1       No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, such parties’ respective permitted successors, assigns or delegates, and (a) solely as to ARTICLE VIII, any Person that is not a party to this Agreement but, by the terms of ARTICLE VIII is entitled to indemnification thereunder and (b) the Company’s Counsel, solely relating to its rights under Section 11.16, and it is not the intention of the parties hereto to confer, and, this Agreement will not confer, third-party beneficiary rights upon any other Person.

11.2     Entire Agreement; Amendment.  This Agreement (including the Disclosure Schedules, Exhibits and Schedules hereto), the Transaction Agreements and the Confidentiality Agreement, represent the entire agreement among the parties hereto with respect to the subject matter of this Agreement and this Agreement supersedes all prior or contemporaneous oral or written understandings, negotiations, letters of intent or agreements between the parties hereto other than the Confidentiality Agreement.  This Section 11.2 will be deemed a “merger” clause under Delaware Law, and this Agreement (together with the Transaction Agreements and the Confidentiality Agreement) is intended as a complete integration of the agreement of the parties hereto.  No modifications of, amendments to, or waivers of any rights or duties under this Agreement will be valid or enforceable unless and until made in writing and signed by all the parties hereto.

11.3       Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns and delegates, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers’ Representative; provided that Buyer and its Affiliates will have the right to assign, without such consent, Buyer’s right and obligations hereunder in whole or in part to Buyer’s Affiliates or for collateral security purposes to any existing or future lender or group thereof providing financing to Buyer or any of its Affiliates, but in such event, Buyer will be required to remain obligated hereunder in the same manner as if such assignment or delegation had not been effected.

11.4       Counterparts.  This Agreement may be executed in any number of counterparts, each and all of which will be deemed an original and all of which together will constitute but one and the same instrument.  The facsimile or electronic signature of any party to this Agreement or any agreement or certificate delivered in connection with the consummation of the Transactions or a PDF copy of the signature of any party to this Agreement or any agreement or certificate delivered in connection with the consummation of the Transactions delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original contract.  The parties expressly agree that DocuSign or a similar product (as agreed to by the parties) may be used as a means to execute this Agreement and other Transaction Agreements.

11.5      Divisions and Titles.  The divisions of this Agreement into sections and subsections and the use of titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and will have no legal effect in construing the provisions of this Agreement.

11.6      Notices.  Any notice, demand or communication required, permitted, or desired to be given hereunder must be in writing and will be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission, PDF or electronic mail), so long as such telegraphic or other electronic means is accompanied by prompt notice by United States mail, or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

if to Sellers’ Representative, Sellers or, prior to the Closing, the Company, to:

Michael Mayrsohn
355 Split Rock Road
Syosset, NY 11794
michaelm@metropt.com
with simultaneous copy (which will not constitute notice) to:

Polsinelli PC
2950 N. Harwood St., Suite 2100
Dallas, Texas 75201
Attention:  Jonathan K. Henderson

E-mail:  jhenderson@polsinelli.com

if to Buyer or, after the Closing, Company, to:

U.S. Physical Therapy, Ltd.
1300 West Sam Houston Parkway South
Suite 300
Houston, Texas 77042
Facsimile No.: (713) 266-0558
Attention:  General Counsel

with simultaneous copy (which will not constitute notice) to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention:  Kevin Poli
E-mail:  kpoli@porterhedges.com

or to such other address, and to the attention of such other person or officer as any party hereto may designate in notice to the other parties hereto.

11.7      Governing Law; Consent to Jurisdiction.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions will be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.  All claims, actions and proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement or the other Transaction Agreements or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements) will be heard and determined in any state or federal court sitting in the County of Wilmington in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding, and any judgment of such courts may be enforced in any other jurisdictions by suit on the judgment or by any other manner provided by law.  The consents to jurisdiction set forth in this paragraph will not constitute general consents to service of process in the State of Delaware and will have no effect for any purpose except as provided in this Section 11.7 and will not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.

11.8       WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY TRANSACTION AGREEMENTS, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.9       Waivers.  At any time prior to the Closing, the parties hereto may, subject to and to the extent permitted by Law, waive compliance with any of the agreements or conditions of the other parties hereto contained herein.  Any agreement on the part of a party hereto to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party hereto in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power, or operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

11.10     Extension.  At any time prior to the Closing, the parties hereto may, to the extent permitted by Law, extend the time for the performance of any of the obligations or other acts of the other parties hereto.  Any agreement on the part of a party to any such extension will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

11.11     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto will be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in accordance with Section 11.7, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

11.12     Press Releases.  Sellers acknowledge that Buyer shall have the right to determine timing and content of all press releases and other public announcements relating to the Transactions, subject to Buyer providing Sellers’ Representative with a copy of any such press release or public announcement at least two (2) days prior to it going live to the public, provided that Sellers shall determine the timing and content of announcements made specifically to the Company’s and its Affiliates’ customers, vendors and employees relating to the Transactions.

11.13     Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, the Transaction Agreements and the Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

11.14     Severability of Provisions.  If any provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.  Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.15     Construction.

(a)          The parties to this Agreement are each sophisticated and represented by counsel, and this Agreement is the result of equal amount of drafting by all parties hereto.  This Agreement will be interpreted in accordance with its plain meaning within its four corners, and no extrinsic evidence will be admissible under any holding of ambiguity.  The parties hereto intend that each representation, warranty, covenant and agreement covenant contained herein and in any other Transaction Agreement will have independent significance.  If any party hereto has breached any representation, warranty, covenant or agreement contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, covenant, or agreement (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant, or agreement (or is otherwise entitled to indemnification pursuant to a different provision).

(b)          The Disclosure Schedules and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

11.16     Representation by Counsel.

(a)          Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

(b)          Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its representatives, that (i) the Company’s Counsel may serve as counsel to each of Sellers’ Representative, Sellers, and any Affiliate of Sellers, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the Transactions; and (ii) following consummation of the Transactions, the Company’s Counsel (or any of its successors) may serve as counsel to Sellers’ Representative, Sellers, or any of their respective Affiliates or any of their respective representatives, in connection with any Action, claim or obligation arising out of or relating to this Agreement or the Transactions or any other matter, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties will cause any representative thereof to consent to waive any conflict of interest arising from such representation.

(c)          Each of the parties to this Agreement further agrees to permit (and will take reasonable steps requested by any party hereto at such requesting party’s expense so that) any privilege attaching as a result of the services provided by the Company’s Counsel as counsel to Sellers’ Representative, Sellers (including with respect to information related to the Company), and the Company in connection with the Transactions to survive the Closing and to remain in effect, and such privilege will continue to be controlled solely by Sellers’ Representative following the Closing.  In addition, if the Transactions are consummated, all the client files and records in the possession of the Company’s Counsel related to such Transactions will continue to be property of (and be controlled by) by Sellers’ Representative and Sellers, and the Company will not retain any copies of such records or have any access to them.

11.17     Appointment of Sellers’ Representative.

(a)          Sellers hereby irrevocably nominate, constitute, and appoint Sellers’ Representative as the initial agent and attorney in fact for and on behalf of Sellers for all purposes under this Agreement, the Transaction Agreements, and the Transactions.  Sellers’ Representative will act as representative of Sellers for all purposes under this Agreement, the Transaction Agreements, and the Transactions.  Sellers’ Representative hereby accepts its appointment as such.  The power of attorney granted in this Section 11.17: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by Sellers’ Representative; and (iii) will survive the dissolution, death or incapacity of any of Sellers.

(b)          Without limiting the generality of the foregoing, Sellers’ Representative has full power and authority, on behalf of each Seller, and their respective successors and assigns, to:  (i) interpret the terms and provisions of this Agreement and the Transaction Agreements; (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the Transactions; (iii) receive service of process in connection with any claims under this Agreement, the Transaction Agreements, and the Transactions; (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the sole discretion of Sellers’ Representative for the accomplishment of the foregoing; (v) give and receive notices and communications; (vi) take all actions necessary or appropriate in the sole discretion of Sellers’ Representative on behalf of Sellers in connection with this Agreement, the Transaction Agreements, and the Transactions; (vii) make any determinations and settle any matters in connection with any adjustments to the Estimated Base Purchase Price or the Base Purchase Price; (viii) authorize delivery to any Buyer Indemnified Party of all or any portion of the funds in the Indemnity Escrow Account in satisfaction of claims brought by any Buyer Indemnified Party for Losses or otherwise; (ix) distribute the Indemnity Escrow Amount and any earnings and proceeds thereon; and (x) deduct, hold back, or redirect any funds from the Indemnity Escrow Account or any amount which may be payable to Sellers pursuant to the terms of this Agreement or a Transaction Agreement in order to pay, or establish a reserve for: (A) any amount that may be payable by such Seller hereunder; or (B) any costs, fees, expenses and other liabilities incurred by Sellers’ Representative (in its capacity as such) in connection with the performance of its duties or exercise of its rights as described in this Agreement, the Transaction Agreements, or the Transactions.

(c)          Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by Sellers’ Representative in connection with this Agreement, the Transaction Agreements, and the Transactions.  Buyer is entitled to deal exclusively with Sellers’ Representative on all matters relating to this Agreement, the Transaction Agreements, or the Transactions.  Any action taken or not taken or decisions, communications, or writings made, given or executed by Sellers’ Representative, for or on behalf of any Seller, will be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller.  Any notice or communication delivered by Buyer to Sellers’ Representative will be deemed to have been delivered to Sellers.  Buyer will be entitled to disregard any decisions, communications, or writings made, given or executed by any Seller in connection with this Agreement, the Transaction Agreements, and the Transactions unless the same is made, given or executed by Sellers’ Representative.

(d)          In no event will Buyer have any responsibility or liability to any Seller or any other Person for any action or omission of Sellers’ Representative or for any act or omission taken or not taken by Buyer in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Sellers’ Representative.

(e)          Sellers’ Representative may resign at any time by written notice to each of Sellers and Buyer.  In the event of the resignation of Sellers’ Representative, Michael G. Mayrsohn will, as soon as practicable after such resignation, appoint a successor agent for Sellers and, promptly thereafter, will notify Buyer of the identity of such successor.  All power, authority, rights, and privileges conferred in this Agreement to Michael G. Mayrsohn as the initial Sellers’ Representative (or such other then-current Sellers’ Representative as of immediately prior to the applicable resignation) will apply to any successor Sellers’ Representative.

(f)          All expenses incurred by Sellers’ Representative in connection with the performance of its duties as Sellers’ Representative will be borne and paid exclusively by Sellers.  Without limiting the foregoing, Sellers’ Representative will have the right to offset amounts owed to it by Sellers against any payment or payments to be made to Sellers pursuant to this Agreement or the Escrow Agreement.

(g)          The limitation of liability and indemnity provisions of this Section 11.17 will survive the termination of this Agreement and the resignation of Sellers’ Representative.

***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

MSO METRO LLC

By:	/s/ Michael G. Mayrsohn
Name: Michael G. Mayrsohn
Its: Manager

[Signature Page to Equity Interest Purchase Agreement]

SELLERS:

/s/ Michael G. Mayrsohn
Michael G. Mayrsohn

/s/ Sherrie L. Glasser-Mayrsohn
Sherrie L. Glasser-Mayrsohn

THE LAUREN MAYRSOHN 2023 IRREVOCABLE TRUST

By:	/s/ Lauren Mayrsohn a/k/a Lauren Fritschi
Name: Lauren Mayrsohn a/k/a Lauren Fritschi
Title: Trustee

THE LUCAS MAYRSOHN FAMILY IRREVOCABLE TRUST

By:	/s/ Mitchell Mayrsohn
Name: Mitchell Mayrsohn
Title: Trustee

By:	/s/ Lucas Mayrsohn
Name: Lucas Mayrsohn
Title: Trustee

THE BRIAN MAYRSOHN FAMILY IRREVOCABLE TRUST

By:	/s/ Mitchell Mayrsohn
Name: Mitchell Mayrsohn
Title: Trustee

By:	/s/ Brian Mayrsohn
Name: Brian Mayrsohn
Title: Trustee

[Signature Page to Equity Interest Purchase Agreement]

SELLERS’ REPRESENTATIVE:

/s/ Michael G. Mayrsohn
Michael G. Mayrsohn

[Signature Page to Equity Interest Purchase Agreement]

BUYER:

U.S. PHYSICAL THERAPY, LTD.

By:	/s/ Rick Binstein
Name: Rick Binstein
Its: Executive Vice President and General Counsel

[Signature Page to Equity Interest Purchase Agreement]